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ITT Corporation
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ITT

2007
Notice of Annual Meeting
& Proxy Statement

ITT Corporation

Engineered for life

April 4, 2007

Steven R. Loranger Chairman, President and Chief Executive Officer	ITT Corporation 4 West Red Oak Lane White Plains, NY 10604

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT’s 2007 Annual Meeting of Shareholders. This year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information as required by applicable laws and regulations.

If you are the registered owner of ITT stock, you may vote your shares by making a toll-free telephone call or using the Internet. You also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement. You also can find useful instructions on the enclosed proxy card.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, the owner of record will communicate with you about how to vote your shares. We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

Sincerely,

April 4, 2007

NOTICE OF 2007 Annual Meeting

Time:	10:30 a.m. Eastern Time, on Tuesday, May 8, 2007

Place:	Tappan Hill, 81 Highland Avenue, Tarrytown, New York. Directions to Tappan Hill are provided on the back cover of this Proxy Statement.

Items of Business:	1. To elect all nine members of the Board of Directors.

2. To ratify the appointment of Deloitte & Touche LLP as ITT’s Independent Auditor for 2007.

3. To transact such other business as may properly come before the meeting.

Who may vote:	You can vote if you were a shareholder at the close of business on Monday, March 12, 2007, the record date.

Annual Report to Shareholders and Annual Report on Form 10-K:	Copies of our 2006 Annual Report to Shareholders and Annual Report on Form 10-K are enclosed.

Mailing Date:	Beginning April 4, 2007, this Notice and the 2007 Proxy Statement are being sent to shareholders of record on March 12, 2007.

About Proxy Voting:	Your vote is important. Proxy voting permits shareholders unable to attend the Annual Meeting to vote their shares through a proxy. Most shareholders are unable to attend the Annual Meeting. By appointing a proxy your shares will be represented and voted in accordance with your instructions. If you do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. You can vote your shares by completing and returning your proxy card. Most shareholders can also vote shares by following the Internet or telephone voting instructions provided on the proxy card. You can change your voting instructions or revoke your proxy at anytime prior to the Annual Meeting by following the instructions on the proxy card.

By order of the Board of Directors,

Kathleen S. Stolar
Vice President and Secretary

2007 Proxy Statement

Why did I receive these proxy materials?  Beginning April, 4, 2007, this Proxy Statement is being mailed to shareholders who were shareholders as of the March 12, 2007 record date, as part of the Board of Directors’ solicitation of proxies for ITT’s 2007 Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and ITT’s 2006 Annual Report to Shareholders and Annual Report on Form 10-K (which have been mailed to shareholders eligible to vote at the 2007 Annual Meeting) contain information that the Board of Directors believes offers an informed view of the Company and meet the regulations of the Securities and Exchange Commission (the “SEC”) for proxy solicitations.

Who is entitled to vote?  You can vote if you owned shares of the Company’s common stock as of the March 12, 2007 record date.

What items of business will I be voting on?  You are voting on the following items of business which are described on pages 7 to 13:

1.	To elect all nine members of the Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as ITT’s Independent Auditor for 2007.

3.	To transact such other business as may properly come before the meeting.

Information about Voting

How do I vote?  You can either vote in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.

Why does the Board solicit proxies from shareholders?  Since it is impractical for all shareholders to attend the Annual Meeting and vote in person, the Board of Directors recommends that you appoint the two people named on the accompanying proxy card to act as your proxies at the 2007 Annual Meeting.

How do the proxies vote?  The proxies vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

What are the proxy voting procedures?  Instructions are included on the proxy card. You may vote:

•	By the Internet,

•	By Telephone, if you call from the United States.

•	By Mail.

How many votes do I have?  You have one vote for every share of ITT common stock that you own.

What if I change my mind?  You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or casting a new vote by the Internet or telephone. You can also send a written revocation to the Company Secretary at the address listed on the first page of the Proxy Statement. If you come to the Annual Meeting you can ask that the proxy you submitted earlier not be used.

If I don’t return the proxy card or vote at the 2007 Annual Meeting what happens to my vote?  If your shares are held by a broker, bank or other owner of record, your shares can be voted by the broker for all the scheduled agenda items. If your broker does not have discretion to vote your shares held in street name on a proposed agenda item and you provide no instructions on how to vote, the votes will be broker non-votes. That means the votes will be counted only for the purpose of determining a quorum, but not for or against any agenda item.

How many shares of ITT stock are outstanding?  As of the March 12, 2007 record date, 181,453,046 shares of ITT common stock were outstanding.

How many holders of ITT outstanding shares must be present to hold the Annual Meeting?  In order to conduct business at the Annual Meeting it is necessary to have a quorum. To have a quorum, a majority of outstanding ITT shares of common stock on the record date must be present in person or by proxy.

How are my votes counted? How many votes are required to elect Directors or approve a proposal?  You may vote “for” or “withhold” your vote with respect to any Director standing for reelection. Indiana law, the state in which ITT is incorporated, provides that directors are elected by a plurality of the votes cast. This means that the nine director candidates who receive the highest number of votes will be elected as the Directors of ITT. The Board’s Corporate Governance Principles provide that in uncontested elections any Director nominee who receives less than 50% of the votes cast shall promptly provide a written resignation to the Chair of the Nominating and Governance Committee. The Governance Principles provide that the Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any withhold vote, including whether the cause of the withhold vote may be cured and the best interests of the Company and its shareholders. After consideration, the Nominating and Governance Committee shall make a recommendation to the independent directors of the Board.

The independent directors of the Board will act on the Nominating and Governance Committee’s recommendation at its next regularly scheduled Board Meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. More details regarding this process are found in the Corporate Governance Principles, Section II2, http://itt.com/profile/govandcharters.asp.

With respect to other agenda items, you may vote for, against or abstain from voting. For all other items of business to be voted on at the 2007 Annual Meeting the item will be approved if the votes in favor are greater than the votes against the item.

Under Indiana law abstentions and broker non-votes are counted to determine whether there is a quorum, but abstentions and broker non-votes are not counted as votes for or against the election of Directors or other matters to be voted on. Therefore, abstentions and broker non-votes will not impact the election of Directors or ratification of the appointment of auditors.

What is the difference between a beneficial owner and a registered owner?  If shares you own are held in an ITT savings plan for salaried or hourly employees, a stock brokerage account, bank or by another holder of record you are considered the “beneficial owner” because someone else holds the shares on your behalf. If the shares you own are registered in your name directly with the Bank of New York, our transfer agent, you are the registered owner and the “shareholder of record”.

How do I vote if I am a participant in ITT’s savings plans for salaried or hourly employees?  If you participate in any of the ITT savings plans for salaried or hourly employees, your plan trustee will vote the ITT shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner of the savings plan shares. The trustee votes the savings plan shares for which no voting instructions are received in the same proportion as the shares for which the trustee receives voting instructions.

I participate in the ITT savings plan for salaried employees and also am a shareholder of record of shares of ITT common stock. How many proxy cards will I receive?  You will receive only one proxy card. Your savings plan shares and any shares you own as the shareholder of record, including ownership through the ITT Direct Purchase, Sale and Dividend Reinvestment Plan, will be set out separately on the proxy card.

How many shares are held by participants in the ITT employee savings plans?  As of March 12, 2007, the record date, Wells Fargo Institutional Trust Services, as the trustee for the employee salaried savings plan, held 11,627,785 shares of ITT common stock (approximately 6.4% of the outstanding shares) and Northern Trust, as the trustee for the hourly employees savings plan, held 644,465 shares of ITT common stock (approximately 0.3% of the outstanding shares).

Who counts the votes? Is my vote confidential?  Representatives of the Bank of New York count the votes. Representatives of IVS Associates, Inc. act as Inspectors of Election for the 2007 Annual Meeting. The Inspectors of Election monitor the voting and certify whether the votes of shareholders are kept in confidence in compliance with ITT confidential voting policy.

Who pays for the proxy solicitation cost?  ITT pays the cost of soliciting proxies from registered owners. ITT has appointed Georgeson & Company to help with the solicitation effort. We will pay Georgeson & Company a fee of $12,500 to assist with the solicitation. We also reimburse brokers, nominees, custodians and other fiduciaries for their costs in sending proxy materials to beneficial owners.

Who solicits proxies?  Directors, officers or other regular employees of ITT may also solicit proxies from shareholders in person or by telephone, facsimile transmission or other electronic communication.

What happens if I return my proxy without indicating how I want my shares voted?  If you return the proxy without specifying how you want your shares voted, you are giving discretionary authority to the proxies to vote your shares in accordance with the recommendations of the Board of Directors, which are described on pages 7 to 13. If any other matters are properly presented for consideration at the 2007 Annual Meeting, the persons named as proxies will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. There are two formal items scheduled to be voted upon at the Annual Meeting: election of Directors and ratification of the appointment of the Independent Auditor. As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than as described in this Proxy Statement that will be presented for a vote at the 2007 Annual Meeting.

How does a shareholder submit a proposal for the 2008 Annual Meeting?  Rule 14a-8 of the Securities Exchange Act of 1934, or the “Exchange Act,” establishes the eligibility requirements and the procedures that must be followed for a shareholder proposal to be included in a public company’s proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT’s proxy materials for its next Annual Meeting, those eligibility requirements and procedures must be complied with and the proposal must be received by ITT at its principal executive offices on or before December 6, 2007. An ITT shareholder who wishes to present a matter for action at ITT’s next Annual Meeting, but chooses not to do so under Exchange Act Rule 14a-8, must deliver to ITT, at its principal executive offices, on or before December 6, 2007 a written notice to that effect. In either case, as well as for shareholder nominations for Directors, the shareholder must also comply with the requirements in the Company’s By-laws with respect to a shareholder properly bringing business before the Annual Meeting. (A copy of the By-laws may be obtained from the Secretary of ITT.)

Can a shareholder nominate Director Candidates?  The Company’s By-laws permit shareholders to nominate Directors at the Annual Meeting. In order to make a Director nomination at the 2008 Annual Meeting, it is necessary that you submit a notice with the name of the candidate on or before December 6, 2007. The nomination and notice must meet all other qualifications and requirements of the Company’s Governance Principles, By-laws and Regulation 14A of the Exchange Act. The nominee will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all Director nominees, which are discussed in further detail below at page 16 under “Information about the Board of Directors-Director Selection and Composition.” No one may be nominated for election as a Director after he or she has reached 72 years of age. (A copy of the nomination requirements may be obtained from the Secretary of ITT.)

Stock Ownership Information

The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual retainer amount. Directors receive a portion of their retainer in restricted stock and are encouraged to hold such restricted stock until such time as his or her total share ownership meets or exceeds the ownership guidelines. The Company also has share ownership guidelines for corporate officers. These guidelines, described below, were first approved by ITT’s Board of Directors during 2001 and are regularly reviewed. The guidelines specify the desired levels of Company stock ownership and encourage a set of behaviors to enable each officer to reach the guideline levels. The Committee monitors compliance with the guidelines periodically and, as of January 31, 2007, the share ownership levels have been substantially met.

The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. Specifically the guidelines apply as follows: chief executive officer at five times base salary; chief financial officer at three times base salary; senior vice presidents and management company presidents at two times base salary; and all other corporate vice presidents at one times base salary.

In achieving these ownership levels, shares owned outright, Company restricted stock and restricted stock units, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Salaried Investment and Savings Plan, and “phantom” shares held in the deferred compensation plan are considered. To attain the ownership levels set forth in the guidelines it is expected that any restricted shares that become unrestricted will be held, any shares earned through any payout of the Company’s LTIP will be held, and that all shares acquired through exercise of stock options will be held, except in all cases to the extent necessary to meet tax obligations.

The following table shows, as of January 31, 2007, the beneficial ownership of ITT common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table at page 50, and by all Directors and executive officers as a group. In addition, with respect to Mr. Loranger, we have provided information about ownership of stock-linked instruments that provide economic linkage to the common stock but do not represent actual beneficial ownership of shares.

Stock Ownership of Directors and Executive Officers

		Amount and Nature of Beneficial Ownership
		Total	ITT Common
	Title of Class	Shares	Stock
	ITT Common	Beneficially	Shares		Stock		Percentage
Name of Beneficial Owner	Stock	Owned	Owned	Options(1)	Units		of Class
Steven R. Loranger(2)	Common Stock	32,596	32,596	0	254,921	(3)	0.158%
Curtis J. Crawford	Common Stock	40,717	29,103	11,614	0		0.022%
Christina A. Gold	Common Stock	31,402	19,788	11,614	0		0.017%
Ralph F. Hake	Common Stock	18,350	10,296	8,054	0		0.010%
John J. Hamre	Common Stock	27,464	15,850	11,614	0		0.015%
Raymond W. LeBoeuf	Common Stock	29,737	18,123	11,614	0		0.016%
Frank T. MacInnis	Common Stock	24,481	12,867	11,614	0		0.013%
Linda S. Sanford	Common Stock	32,283	20,669	11,614	0		0.018%
Markos I. Tambakeras	Common Stock	23,343	11,729	11,614	0		0.013%
Henry J. Driesse	Common Stock	123,593	37,593	86,000	0		0.068%
Steven F. Gaffney	Common Stock	50,000	17,975	32,025	0		0.028%
Vincent A. Maffeo	Common Stock	37,001	37,001	0	0		0.020%
George E. Minnich	Common Stock	30,300	30,300	0	0		0.017%
All Directors and Executive Officers as a Group	Common Stock	1,121,628	407,947	713,681	254,921		0.76	%(4)

(1)	More detail on outstanding option awards is provided in the 2006 Outstanding Equity Awards at Fiscal Year-End table at page 54.

(2)	On June 28, 2004 Mr. Loranger received an award of 250,000 Restricted Stock Units (RSUs) under the ITT 2003 Equity Incentive Plan, in connection with his employment agreement. The units vest in one-third installments on June 28, 2007, June 28, 2008 and June 28, 2010. One-half of the vesting RSUs settle upon the vesting date and one-half of the vesting RSUs settle within ten days of Mr. Loranger’s termination of employment. During the restriction period Mr. Loranger may not vote the shares but is credited for RSU dividends.

(3)	Mr. Loranger received credit for 4,921 restricted stock units as dividends on his initial restricted stock unit award.

(4)	Percentage of class includes restricted stock units.

The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse. As of January 31, 2007, all Directors and executive officers as a group owned 0.76% of the shares deemed to be outstanding. No individual Director or executive officer owned in excess of one percent of the shares deemed to be outstanding.

Schedule 13G Filings

Set forth below is information reported to the SEC on the most recently filed Schedule 13G by the following person who owned more than 5% of ITT outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Salaried Investment and Savings Plan.

	Amount and
	nature of
Name and address	beneficial	Percent of
of beneficial owner	ownership	Class

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	11,266,990	6.10%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

(1)	As reported on Schedule 13G dated February 9, 2007, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 765,490 shares, shared voting power with respect to 10,501,500 shares, and sole dispositive power with respect to 11,266,990 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. Due to an administrative error, Form 4, Statement of Changes in Beneficial Ownership, for Mr. Raymond LeBoeuf reporting the acquisition of ITT shares by a trust, of which he is a trustee, was not reported on time. Except for this filing, to the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all other filing requirements were satisfied in a timely manner for the year ended December 31, 2006.

Proposals to be voted on at the 2007 Annual Meeting

A.	Election of Directors

The Board of Directors has nominated nine individuals for election as Directors at the 2007 Annual Meeting. Each of the nominees is currently serving as a Director of ITT and has agreed to continue to serve if elected until his or her retirement, resignation or death. If unforeseen circumstances arise before the 2007 Annual Meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate another candidate for election. If the Board nominates another candidate, the proxies could use their discretion to vote for that nominee. Each Director elected at the 2007 Annual Meeting will be elected to serve as a Director until ITT’s next Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the following nine nominees:

Steven R. Loranger Chairman, President and Chief Executive Officer, ITT Corporation

Mr. Loranger, 55, was appointed President and Chief Executive Officer and elected a Director of ITT on June 28, 2004. He was elected Chairman of the Board of Directors on December 7, 2004. Mr. Loranger previously served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger is a member of the Business Roundtable and serves on the boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation. Mr. Loranger received bachelors and masters degrees in science from the University of Colorado. Mr. Loranger is also a director of the FedEx Corporation.

Mr. Loranger has been a Director of ITT since 2004.

Curtis J. Crawford President and Chief Executive Officer, XCEO, Inc., a leadership and corporate governance consulting firm

Dr. Crawford, 59, is President and Chief Executive Officer of XCEO, Inc. From April 1, 2002 to March 31, 2003 he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. He was Chairman of the Board of Directors of ON Semiconductor Corporation from September 1999 until April 1, 2002. Previously, he was President and Chief Executive Officer of ZiLOG, Inc. from 1998 to 2001 and its Chairman from 1999 to 2001. Dr. Crawford is a Director of E.I. DuPont de Nemours and Company, ON Semiconductor Corporation, and Agilysys, Inc. and is a member of the Board of Trustees of DePaul University. He received a B.A. degree in business administration and computer science and an M.A. degree from Governors State University, an M.B.A. from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999. Dr. Crawford is the author of two books on leadership and corporate governance.

Dr. Crawford has been a Director of ITT since 1996.

Christina A. Gold President, Chief Executive Officer and Director, The Western Union Company, Inc., a global leader in money transfer and financial services

Mrs. Gold, 59, has been President and Chief Executive Officer of The Western Union Company, a leading company in global money transfer, since September 2006. From May 2002 to September 2006, Mrs. Gold was President of Western Union Financial Services, Inc. and Senior Executive Vice President of Western Union’s parent company, First Data Corporation. From October 1999 to May 2002, she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Mrs. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. From 1997 to 1998, Mrs. Gold was Executive Vice President of Global Development of Avon Products, Inc., and from 1993 to 1997, she was President of Avon North America. Mrs. Gold is also a director of The Western Union Company, New York Life Insurance Company and Torstar Corporation. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada.

Mrs. Gold has been a Director of ITT since 1997.

Ralph F. Hake Former Chairman and Chief Executive, Maytag Corporation, a home and commercial appliance company

Mr. Hake, 58, was Chairman and Chief Executive of Maytag Corporation from June of 2001 to March of 2006. Previously, he was Executive Vice President and Chief Financial Officer for Fluor Corporation, an engineering and construction firm. From 1987 to 1999, Mr. Hake served in various executive capacities at Whirlpool Corporation, including Chief Financial Officer and Senior Executive Vice President for global operations. He is also a director of Owens-Corning Corporation. Mr. Hake is a 1971 business and economics graduate of the University of Cincinnati and holds an M.B.A. from the University of Chicago.

Mr. Hake has been a Director of ITT since 2002.

John J. Hamre
President and Chief Executive Officer, Center for Strategic & International Studies (‘‘CSIS”), a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact

Dr. Hamre, 56, was elected President and Chief Executive Officer of CSIS in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is a Director of MITRE Corporation, Choicepoint, Inc. and SAIC, Inc. He received a B.A. degree, with highest distinction from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University, in 1978.

Dr. Hamre has been a Director of ITT since 2000.

Raymond W. LeBoeuf
Former Chief Executive Officer and Chairman of the Board, PPG Industries, Inc., a global manufacturer of materials for manufacturing, construction, automotive, chemical processing and other industries

Mr. LeBoeuf, 60, was Chief Executive Officer of PPG Industries, Inc. from July 1997 to March 31, 2005, was elected a Director of PPG in December 1995 and served as its Chairman from November 1997 through June 30, 2005. Mr. LeBoeuf joined PPG Industries in 1980 as its Treasurer and was an Executive Vice President of PPG from 1994 to 1995. He is also a Director of Praxair, Inc. Mr. LeBoeuf is a graduate of Northwestern University and holds an M.B.A. from the University of Illinois.

Mr. LeBoeuf has been a Director of ITT since 2000.

Frank T. MacInnis Chairman and Chief Executive Officer, EMCOR Group, Inc., an international electrical and mechanical construction and facility management company

Mr. MacInnis, 60, has been Chairman of the Board and Chief Executive Officer of EMCOR Group, Inc. since April 1994. He was also President of EMCOR from April 1994 to April 1997. Mr. MacInnis is also a Director of The Williams Companies, Inc., The Greater New York Chapter of the March of Dimes and ComNet Communications, LLC. Mr. MacInnis received an undergraduate degree from The University of Alberta and is a graduate of The University of Alberta Law School, Alberta, Canada.

Mr. MacInnis has been a Director of ITT since 2001.

Linda S. Sanford Senior Vice President, Enterprise On Demand Transformation, International Business Machines Corporation (‘‘IBM”), an information technology company

Ms. Sanford, 54, was named Senior Vice President, Enterprise on Demand Transformation, IBM in January 2003. Previously, she was Senior Vice President and Group Executive, IBM Storage Systems Group, responsible for development of IBM’s Enterprise Storage Server and other storage-related hardware and software. She also has held positions as General Manager, IBM Global Industries and General Manager of IBM’s S/390 Division. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the Board of Trustees of St. John’s University and Rensselaer Polytechnic Institute, serves on the Board of Directors of Partnership for New York City and is Co-Chairperson of the Board of Directors for the Business Council of New York State, Inc. Ms. Sanford is a graduate of St. John’s University and earned an M.S. degree in operations research from Rensselaer Polytechnic Institute.

Ms. Sanford has been a Director of ITT since 1998.

Markos I. Tambakeras
Former Chairman, President and Chief Executive Officer, Kennametal, Inc., a premier global tooling solutions, engineered components and advanced materials supplier to the automotive, aerospace, energy, mining, construction and other industries

Mr. Tambakeras, 56, was Executive Chairman of the Board of Directors, Kennametal, Inc. from January 1, 2006 until December 31, 2006. Previously he was President and Chief Executive Officer of Kennametal from July 1999 through December 31, 2005. Mr. Tambakeras was named a Director of Kennametal in July 1999, served as its Chairman from July 1, 2002 and as its Executive Chairman from January 1, 2006 through December 31, 2006. From 1997 to June 1999, Mr. Tambakeras served as President, Industrial Controls Business of Honeywell Incorporated. Mr. Tambakeras also serves on the Board of Parker Hannifin Corporation. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and an M.B.A. from Loyola Marymount University, Los Angeles, CA.

Mr. Tambakeras has been a Director of ITT since 2001.

B.	Ratification of Appointment of the Independent Auditor

Subject to the shareholders’ ratification, the Board of Directors has appointed Deloitte & Touche LLP as ITT’s Independent Auditor (“Deloitte” or the “Independent Auditor”) for 2007. Deloitte & Touche LLP is registered as a registered public accounting firm by the Public Company Accounting Oversight Board (“PCAOB”).

Representatives of Deloitte & Touche LLP attended all regularly scheduled meetings of the Audit Committee during 2006. The Audit Committee reviewed and considered Deloitte’s performance on the Company Audit, including the firm’s experience, client service, responsiveness and technical capabilities; Deloitte’s independence, financial strength, leadership, management structure and compliance and ethics programs; Deloitte’s client satisfaction assessment and commitment to quality report; Deloitte’s peer review program; the Public Company Accounting Oversight Board’s (“PCAOB”) 2005 report of selected Deloitte audits; the nature of the non-audit services provided by Deloitte & Touche LLP to ITT in 2006; the appropriateness of fees charged; and the terms and conditions of Deloitte’s engagement letter including an agreement by the Company to submit disputes between Deloitte and the Company to a dispute resolution process and to limit awards based on punitive or exemplary damages under the dispute resolution procedures. The Audit Committee discussed these considerations, fees and services with Deloitte & Touche LLP and Company management. The Audit Committee also determined that the non-audit services provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules promulgated by the PCAOB in Rule 3600T. Representatives of the Independent Auditor will be present at the 2007 Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

Aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005 represent fees billed by the Company’s Independent Auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Fiscal Year Ended
	(in thousands)
	2006	2005

Audit Fees(1)	$7,728	$7,454
Audit-Related Fees(2)	2,963	1,852
Tax Fees(3)
Tax Compliance Services	381	699
Tax Planning Services	62	82

	443	781
All Other Fees	—	11

Total	$11,134	$10,098

(1)	Fees for audit services billed in 2006 and 2005 consisted of:

•	Audit of the Company’s annual financial statements and internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2) Fees for audit-related services billed in 2006 and 2005 consisted of:

•	Employee benefit plan audits;

•	Audits and other attest work related to acquisitions and dispositions;

•	Internal control advisory services; and

•	Other miscellaneous attest services.

(3)	Fees for tax services billed in 2006 and 2005 consisted of tax compliance and tax planning and advice:

•	Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings consisting of:

i.	Federal, foreign, state and local income tax return assistance;

ii.	Transfer pricing consultations; and

iii.	Internal Revenue Code and foreign tax code technical consultations.

•	Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted of:

i.	Tax advice related to the structural modification of employee benefit plans; and

ii.	Tax advice related to an intra-group restructuring.

	2006	2005

Ratio of Tax Planning and Advice to Total Fees	0.6%	0.8%

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves audit services provided by the Independent Auditor. The Audit Committee has also adopted a policy addressing pre-approval of non-audit services provided by the Independent Auditor and certain non-audit services provided by outside internal audit service providers. The purpose of the policy is to clearly identify circumstances where the Independent Auditor and any outside internal audit service providers may perform non-audit services and where such services shall require further approval by the Audit Committee. The Audit Committee has determined that, where practical, all non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be the Independent Auditor. Providers other than the Independent Auditor shall be preferred in the selection process. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit-related services and tax services incidental to the normal auditing function which the Independent Auditor may provide without further Audit Committee approval. These categories are:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;

3.	Tax work incidental to the normal auditing functions; and

4.	Accounting consultations and support related to generally accepted accounting principles as well as for government contract compliance.

The Audit Committee has also approved specific categories of audit-related services, including assessment and review of internal controls and effectiveness of those controls, which internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either of the Independent Auditor or any internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for prior approval by the Audit Committee. Other audit-related and tax services which have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to the Independent Auditor and internal audit service providers on at least a quarterly basis.

The Company may not engage the Independent Auditor to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal auditing services;

6.	Management functions or human resources services;

7.	Broker-dealer, investment adviser or investment banking services; or

8.	Legal services and other expert services unrelated to the audit.

Employees of the Independent Auditor who are senior manager level or above, including lead or concurring partners and who have had any involvement with the Company in the independent audit, shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on the Company account.

The Board of Directors recommends you vote FOR ratification of appointment of the Company’s Independent Auditor.

Information about the Board of Directors

Responsibilities of the Board of Directors.  The Board of Directors sets policy for ITT and advises and counsels the chief executive officer and the executive officers who manage the Company’s business and affairs. The Board of Directors is responsible for assuring that:

•	there is continuity in the leadership of the Company;

•	management develops sound business strategies;

•	adequate capital and managerial resources are available to implement the business strategies;

•	the Company’s systems of financial reporting and internal controls are adequate and properly implemented;

•	the Company’s businesses are conducted in conformity with applicable laws and regulations;

•	the Company’s long-term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters are reviewed and approved; and

•	the Company’s operating plans and capital, research and development and engineering budgets are reviewed and approved.

The Board of Directors has adopted principles for governance of the Board (the “Corporate Governance Principles”) and charters for each of its standing committees. The Corporate Governance Principles provide, among other things, that an Independent Presiding Director shall be appointed on an annual basis to preside at meetings of the Board of Directors at which the Chairman is not present, including regularly scheduled private sessions of the Non-management Directors. The Independent Presiding Director, whose position is described more fully at Section 7c of ITT’s Governance Principles, http://itt.com/profile/govandcharters.asp, is also available to address issues or concerns raised by other directors, senior executives or major shareholders; communicate any issues or concerns to the full Board and the Chairman, President and Chief Executive Officer; assist the Chairman, President and Chief Executive Officer in developing appropriate schedules and agendas for board and committee meetings, and act on behalf of the Chairman, President and Chief Executive Officer and the Board as a formal coordinating point for facilitating, canvassing, reconciling and communicating board issues, concerns and recommendations.

The Corporate Governance Principles further provide that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly traded companies may serve on not more than two public company boards (including the ITT Board) in addition to service on their own board and other Directors may not serve on more than four public company boards (including the ITT Board).

The Corporate Governance Principles and Committee Charters are reviewed by the Board at least annually and posted on the Company’s website at http://itt.com/profile/govandcharters.asp. A copy of the Corporate Governance Principles will be provided, free of charge, to any shareholder upon request to the Corporate Secretary.

Communication with the Board of Directors.  Interested parties may contact the Independent Presiding Director, all outside Directors as a group or an individual Director by submitting a letter to the desired recipient in a sealed envelope labeled “Independent Presiding Director,” “Outside Directors” or with the name of a specific director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, ITT Corporation, 4 West Red Oak Lane, White Plains, NY 10604, USA. The Corporate Secretary will forward the sealed envelope to the designated recipient.

Policies for Approving Related Person Transactions

The Company and the Board have adopted formal written policies for evaluation of potential related person transactions, as those terms are defined in the SEC’s rules for executive compensation and related person disclosure, which provide for review and pre-approval of transactions which may or are expected to exceed $120,000 involving Directors, Executive Officers, members of a Director’s Immediate Family and beneficial owners of five percent or more of the Company’s common stock or other securities. The Company’s Related Person Transaction Policy is posted on the Company’s website at: http://itt.com/profile/govandcharters.asp.

The Company has also adopted the ITT Code of Corporate Conduct which applies to the Company’s chief executive officer, chief financial officer and principal accounting officer and, where applicable, to its Directors. The Code of Corporate Conduct is also posted on the Company’s website at www.itt.com. The Company discloses any changes or waivers from its code of ethics on its website for the Company’s chief executive officer, chief financial officer, principal accounting officer and controller and other executive officers. A copy of the Code of Corporate Conduct will be provided, free of charge, to any shareholder upon request to the Corporate Secretary.

Independent Directors.  The Company’s By-laws require that a majority of the Directors must be independent directors. The Corporate Governance Principles define independence and the Charters of the Audit, Compensation and Personnel, and Nominating and Governance Committees require all members to be independent directors. The Board has adopted the following categorical standards for independence described below which are also included in the Board’s Corporate Governance Principles at www.itt.com/profile/govandcharters.asp.

Under the Corporate Governance Principles and By-laws, an independent director is someone who is free of any relationship that would interfere with the exercise of independent judgment, and within the past 5 years:

•	has not been employed by the Company in an executive capacity;

•	has not been an advisor or consultant to the Company, and has not been affiliated with a company or a firm that is;

•	has not been affiliated with a significant customer or supplier of the Company;

•	has not had a personal services contract with the Company;

•	has not been affiliated with a tax-exempt entity that receives significant contributions from the Company;

•	has not been related to any of the persons described above; and

•	has not been part of an interlocking directorate in which an executive officer of the Company is a member of the compensation committee of the company that employs the Director.

In the first quarter of each year the Nominating and Governance Committee reviews and considers all relevant facts and circumstances with respect to independence for each Director’s standing for election prior to recommending that Director’s selection as part of the slate of Directors presented to the shareholders for election at the Company’s Annual Meeting. The Nominating and Governance Committee then reviews its recommendations with the full Board which separately considers and evaluates the independence of the Directors standing for reelection using the categorical standards described above. In March 2007 the Board considered regular commercial sales and payments made in the ordinary course of business as well as a charitable contribution with respect to Non-management Directors standing for re-election at the Company’s 2007 Annual Meeting. In particular, the Board evaluated the amount of sales to ITT by companies where Directors MacInnis, Sanford and Tambakeras serve or served as an executive officer or director and purchases by their respective companies from ITT and determined that these contributions were below one percent of the annual revenues of each of their respective companies. The Board also considered the Company’s $25,000 charitable contributions to a non-profit organization of which Dr. Hamre is President and Chief Executive Officer, which contribution was less than one percent of the consolidated gross revenues of the organization. Mr. Loranger is not independent because of his position as Chairman, President and Chief Executive Officer of the Company.

Based on its review, the Board of Directors has affirmatively determined, after considering all relevant facts and circumstances that no Non-management Director has a material relationship with the Company and that all Non-management Directors, including all members of the Audit, Compensation and Personnel, Corporate Responsibility, and Nominating and Governance Committees, meet the independence standards of the Company’s Corporate Governance Principles and By-

laws as well as the independence definition in the current New York Stock Exchange corporate governance rules for listed companies.

The following are the independent directors standing for election: Drs. Crawford and Hamre, Messrs. Hake, MacInnis, LeBoeuf and Tambakeras, Mrs. Gold and Ms. Sanford.

Director Selection and Composition.  Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature. To be considered by the Nominating and Governance Committee as a Director candidate, a nominee must meet the requirements of the Company’s By-laws and Corporate Governance Principles. A nominee should also have experience as a board member, chief executive officer or senior officer of a publicly traded or large privately held company, or have achieved recognized prominence in a relevant field as, for example, a distinguished faculty member of a highly regarded educational institution or senior governmental official. In addition to these minimum qualifications, the Nominating and Governance Committee evaluates each nominee’s skills to determine if those skills are complementary to the skills demonstrated by current Board members. The Nominating and Governance Committee also evaluates the Board’s needs for operational, technical, management, financial, international or other expertise.

Prior to recommending nominees for election as Directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to assure each nominee possesses the skills and attributes that individually and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a Director is evaluated and candidates for election participate in interviews with existing Board members and management, and are subject to thorough background checks. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies Director candidates through a variety of sources including personal references and business contacts. On occasion the Nominating and Governance Committee utilizes a search firm to identify and screen Director candidates and pays a fee to that firm for each such candidate elected to the Board of the Company. The Nominating and Governance Committee will consider shareholder nominees for election to the Company’s Board who meet the qualification standards described above. (See Section II.5 of the Nominating and Governance Charter at http://itt.com/profile/govandcharters.asp.)

The Nominating and Governance Committee also evaluates and makes recommendations to the Board of Directors concerning appointment of Directors to Board Committees, selection of Board Committee Chairs, Committee member qualifications, Committee member appointment and removal, Committee structure and operations and proposal of the Board slate for election at the Annual Meeting of Shareholders, consistent with criteria approved by the Board of Directors.

Committees of the Board of Directors.  The four standing Committees of the Board described below perform essential corporate governance functions. The post of Committee Chair rotates every four years and members of each Committee are rotated periodically to assure that fresh points of view are reflected.

Audit Committee

2006 Audit Committee Members:

Ralph F. Hake, Chair Christina A. Gold John J. Hamre Raymond W. LeBoeuf

Meetings in 2006:	13

Responsibilities:
• Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to determine the Independent Auditor’s qualifications and independence, and to appoint (or nominate for shareholder ratification), evaluate, and where appropriate, consider rotation or replacement of the Independent Auditor.

• Review and discuss with management and the Independent Auditor, and approve the audited financial statements of the Company and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

• Review and consider with the Independent Auditor matters required to be discussed by PCAOB Standards, Statement of Auditing Standards (“SAS”) No. 61 and all other applicable regulatory agencies.

• Review with management and the Independent Auditor the effect of regulatory and accounting initiatives on the Company’s financial statements.

• As a whole, or through the Committee chair, review and discuss with the Independent Auditor the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations prior to release of the Company’s earnings report or the filing of its Form 10-Q with the SEC.

• Review and discuss with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings, press releases and rating agency presentations.

• Monitor and discuss with management and the Independent Auditor the quality and adequacy of the Company’s internal controls and their effectiveness, and meet regularly and privately with the Director of Internal Audit.

• Annually request from the Independent Auditor a formal written statement delineating all relationships between the Independent

Auditor and the Company consistent with Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

• With respect to such relationships, the Audit Committee shall:

• Discuss with the Independent Auditor any disclosed relationships and the impact of the relationship on the Independent Auditor’s independence; and

• Assess and recommend appropriate action in response to the Independent Auditor’s report to satisfy itself of the auditor’s independence.

• Adopt and monitor implementation and compliance with the Company’s Non-Audit Services Policy which addresses approval requirements and the limited circumstances in which the Independent Auditor or other internal audit service providers may be retained for non-audit services.

• Confirm and approve the scope of audits to be performed by the Independent Auditor and any internal audit service provider, monitor progress and review results. Review fees and expenses charged by the Independent Auditor and any party retained to provide internal audit services.

• On an annual basis, discuss with the Independent Auditor its internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities regarding the firm’s independent audits of other clients.

• Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by the Independent Auditor, and monitor management’s response to such findings.

• Provide oversight review and discuss with management, internal auditors and the Independent Auditor, the adequacy and effectiveness of the Company’s overall risk assessment and risk management process.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

• Review pension plan investment performance.

• Review expense accounts of senior executives.

• Update the Board of Directors on a regular basis with respect to matters coming to its attention which may have a significant impact on the Company’s financial condition or affairs and the Company’s compliance with legal or regulatory requirements and the performance and independence of the Independent Auditor and the internal audit function.

• Review major issues regarding accounting principles and financial statement presentations, significant changes to the

Company’s selection or application of accounting principles and major issues relating to the Company’s internal controls including any specifically required steps to correct identified major internal control issues. The Audit Committee also reviews management or the Independent Auditor’s analyses regarding significant financial reporting issues and judgments made in preparing financial statements including analyses of alternative GAAP methods as well as the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

• Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

• In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on an annual basis.

• Meet separately, on a regular basis, with the Independent Auditor, internal auditors, and members of management and privately as a Committee.

• Establish policies regarding the employment and retention of current or former employees of the Company’s Independent Auditor or outsourced internal auditor.

• With respect to complaints concerning accounting, internal accounting controls or auditing matters:

• Review and approve procedures for receipt, retention and treatment of complaints received by the Company; and

• Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee.

• Establish levels for payment by the Company of fees to the Independent Auditor and any advisors retained by the Audit Committee.

• Receive regular reports from the chief executive officer, chief financial officer and the Company’s disclosure control committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.

• Prepare the Report of the Audit Committee for the Company’s Proxy Statement.

Independence

The Board of Directors has determined that each member of the Audit Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Audit Committee Charter and the requirements of the New York Stock Exchange currently in effect and Rule 10A-3 of the Exchange Act. The Board of Directors has evaluated the performance of the Audit Committee consistent with the regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Audit Committee Charter to any shareholder, upon request to the Company Secretary.

Compensation and Personnel Committee

2006 Compensation and Personnel Committee Members:

Markos I. Tambakeras, Chair Curtis J. Crawford Frank T. MacInnis Linda S. Sanford

Meetings in 2006:	5

Responsibilities:	• Approve and oversee administration of the Company’s employee compensation program including incentive plans and equity based compensation plans.

• Evaluate senior management and chief executive officer performance, set annual performance objectives for the chief executive officer and approve individual compensation actions for the chief executive officer and all corporate officers.

• Oversee the establishment and administration of the Company’s benefit programs.

• Select, retain and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs. In 2006 and prior years, the Committee obtained such advice.

• Oversee and approve the continuity planning process and review with the full Board of Directors, which provides final approval.

• Regularly report to the Board of Directors on compensation, benefits, continuity and related matters.

• Prepare the Report of the Compensation and Personnel Committee for the Company’s Proxy Statement.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

• Annually review and make recommendations to the Board of Directors for approval and adoption of the Compensation and Personnel Committee Charter.

The Compensation and Personnel Committee approves and oversees administration of the Company’s executive compensation program. The Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. More detail regarding the processes and procedures used to determine executive compensation including the delegation of authority to Company executives and the role of Company executives in compensation decisions and recommendations regarding the amount or form of executive compensation, and the role of Towers Perrin, the Committee’s outside compensation consultant, is found in the Compensation Discussion and Analysis starting on page 29.

Independence

The Board of Directors has determined that each member of the Compensation and Personnel Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Compensation and Personnel Committee Charter and the requirements of the New York Stock Exchange currently in effect.

A copy of the Compensation and Personnel Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Compensation and Personnel Committee Charter to any shareholder, upon request to the Company Secretary.

Corporate Responsibility Committee

2006 Corporate Responsibility Committee Members:

Curtis J. Crawford, Chair Christina A. Gold John J. Hamre Markos I. Tambakeras

Meetings in 2006:	3

Responsibilities:	• Review and make recommendations concerning the Company’s roles and responsibilities as a good corporate citizen.

• Review and consider major claims and litigation involving the Company and its subsidiaries.

• Examine the Company’s programs and policies for effecting compliance with laws and regulations, including international and environmental laws and regulations.

• Regularly assess the adequacy and effectiveness of the Company’s Code of Corporate Conduct and review any violations of the Code.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

A copy of the Corporate Responsibility Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Corporate Responsibility Committee Charter to any shareholder, upon request to the Corporate Secretary.

Nominating and Governance Committee

2006 Nominating and Governance Committee Members:

Frank T. MacInnis, Chair Ralph F. Hake Raymond W. LeBoeuf Linda S. Sanford

Meetings in 2006:	3

Responsibilities:	• Develop, annually review, update and recommend to the Board of Directors corporate governance principles for the Company.

• In the event it is necessary to select a new Chief Executive Officer, lead the process for candidate evaluation, consideration and screening. The full Board of Directors has the final responsibility to select the Company’s Chief Executive Officer.

• Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

• Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

• Administer the Board of Directors’ annual evaluation process.

• Determine desired Board and Director skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired for the Board of Directors.

• Identify, evaluate and propose nominees for election to the Board of Directors.

• Make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

• Evaluate and make recommendations regarding senior management requests for approval to accept membership on outside boards.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

Independence

The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence standards set out in the Board’s Nominating and Governance Committee Charter and Corporate Governance Principles and the requirements of the New York Stock Exchange currently in effect. A copy of the Nominating and Governance Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Nominating and Governance Committee Charter to any shareholder, upon request to the Corporate Secretary.

During 2006, there were 6 regularly scheduled Board meetings, and 22 meetings of standing Committees. All Directors attended at least 96% of the aggregate of all meetings of the Board and standing Committees on which they served. It is Company practice that all Directors attend the

Company’s Annual Meeting. For 2007, the Board has scheduled five regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT are scheduled to meet privately (without management) following each Board meeting during the year. The Independent Presiding Director presides over these private meetings.

2006 Non-Management Director Compensation

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation	Total
(a)	(b) ($)	(c) ($)	(d) ($)	(e) ($)	(f) ($)	(g) ($) (3)	(h) ($)

Curtis J. Crawford	50,000	80,112	18,954	0	0	1,073	150,139
Christina A. Gold	50,000	55,544	18,954	0	0	634	125,132
Ralph F. Hake †	60,000	46,282	18,954	0	0	634	125,870
John J. Hamre	50,000	80,112	18,954	0	0	634	149,700
Raymond W. LeBoeuf	50,000	55,544	18,954	0	0	3,967	128,465
Frank T. MacInnis	50,000	66,466	18,954	0	0	634	136,054
Linda S. Sanford	50,000	60,537	18,954	0	0	634	130,125
Markos I. Tambakeras	50,000	75,629	18,954	0	0	634	145,217

†	Mr. Hake receives an additional $10,000 cash payment for his service as Chair of the Audit Committee.

(1)	Fees earned in column (b) may be paid, at the election of the Director, in cash or deferred cash. Directors may irrevocably elect deferral into an interest bearing cash account or an account that tracks an index of the Company’s stock.

(2)	Awards in column (c) and (d) reflect the Company’s expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006. However, for 2006 grants, the grant date fair value for each Director restricted stock award is $90,360 and the grant date fair value for each Director option award is $41,101.

(3)	All Other Compensation in column (g) includes premiums attributable to each Non-management Director for group accident and group life insurance provided by the Company described on page 25, as well as costs for spousal travel and amenities with respect to Board meetings at which spousal attendance is requested. The amounts in this column for spousal travel reflects the aggregate incremental cost to ITT of personal use of corporate aircraft. The aggregate incremental cost to ITT is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. The Company claims no deductible expense for corporate aircraft usage with respect to director spousal travel.

Non-Management Director Restricted Common Stock and
Stock Option Awards Outstanding at 2006 Fiscal Year-End

	Outstanding	Outstanding
Non-Management	Restricted Common	Stock Option
Director Name	Stock Awards	Awards

Curtis J. Crawford	25,778	13,640
Christina A. Gold	17,452	13,640
Ralph F. Hake	6,228	10,080
John J. Hamre	14,072	13,640
Raymond W. LeBoeuf	11,880	13,640
Frank T. MacInnis	9,728	13,640
Linda S. Sanford	16,927	13,640
Markos I. Tambakeras	11,042	13,640

Effective December 1, 2005, the Board of Directors of ITT, upon review and recommendation by its Compensation and Personnel and Nominating and Governance Committees, approved changes to its Non-management Director compensation program. The Committees retained Towers Perrin to review director compensation components and total director compensation paid to that of companies in the S&P Industrials group with revenue comparable to ITT revenue. After review, the Committees recommended and the full Board approved an increase in overall Non-management Director compensation to a level slightly lower than the median of companies in the S&P Industrials group with comparable revenues. The components of Director compensation are weighted toward restricted stock and stock option awards to align the interests of Directors with shareholders of the Company. The Board of Directors agreed to revisit Non-management Director compensation on a biennial basis.

On May 9, 2006 the Board of Directors reaffirmed its compensation changes consistent with the recommendations of Towers Perrin of December 1, 2005. As approved, for 2006, Non-management Directors received total annual compensation of valued at approximately $180,000 when awarded as follows:

•	$50,000, payable at the election of each Non-management Director in cash or deferred cash. Directors choosing deferred cash payment may irrevocably elect to have the deferred cash deposited into an interest-bearing cash account, at an interest rate determined as of the Company’s next Annual Meeting, or deposited into an account that tracks an index of the Company’s common stock. No deferred compensation selections provide for preferential treatment for Directors;

•	2/3 of the remainder in restricted shares (vesting five years after the date of grant); and

•	1/3 of the remainder in non-qualified stock options (vesting over a three year period in one-third cumulative installments).

Additionally, the Board of Directors of ITT approved (with the Audit Committee Chair abstaining) a supplemental retainer of $10,000 in cash to be paid to Mr. Hake, the Audit Committee chair, effective as of the Company’s 2006 Annual Meeting to reflect the significant responsibilities and time commitments associated with leadership of that Committee.

The number of restricted shares granted in May 2006 for all Non-management Directors under the Non-management Director compensation program adopted in 2003 was determined by dividing $90,000 by $56.63 (the average of the high and low sales prices per share of ITT common stock on the date of the Annual Meeting). The resulting number of shares, 1,590, was rounded up to the nearest whole share. Directors receive dividends on the restricted shares and may vote the shares during the restriction period. Restricted stock granted under these programs is held in escrow by the Company until the restrictions lapse. Non-management Director stock option grants are priced and awarded on the same day employee stock options are priced and awarded.

The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual retainer amount.

Mr. Loranger, as an employee Director, does not receive compensation for his Board service.

Restricted shares awarded under the ITT 1996 Restricted Stock Plan for Non-Employee Directors, which preceded the 2003 Plan, and under which restricted shares are still outstanding, provided that each Director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	the fifth anniversary of the grant of the shares unless extended as described below;

•	the Director retires at age 72;

•	there is a Change of Control of the Company;

•	the Director becomes disabled or dies;

•	the Director’s service is terminated in certain specified, limited circumstances; or

•	any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

Under the ITT 1996 Restricted Stock Plan for Non-Employee Directors, Non-management Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Non-management Director’s termination from service from the Board under certain permitted circumstances. The ITT 1996 Restricted Stock Plan for Non-Employee Directors also provided that if a Director ceased serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted would be forfeited. Under the 2003 Plan, the Compensation and Personnel Committee determines transfer restrictions and the period of restriction for restricted stock granted pursuant to that Plan. Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Director’s termination of service from the Board under certain permitted circumstances.

ITT reimburses Directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Such travel may include use of the Company aircraft if available and approved in advance by the Chairman of the Board and Chief Executive Officer. Director commercial airfare is reimbursed at no greater than first-class travel rates.

Indemnification and Insurance.  As permitted by its By-laws, ITT indemnifies its Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-management Directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

• Role of the Audit Committee.

The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

•	determination of qualifications and independence of the Independent Auditor;

•	the appointment, compensation and oversight of the Independent Auditor in preparing or issuing audit reports and related work;

•	review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;

•	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing related complaints;

•	review of risk assessment and risk management processes; and

•	adoption of and monitoring the implementation and compliance with the Company’s non-audit services policy.

The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Independent Auditors the plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor, with and without management present, and discussed results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee confidentially or on an anonymous basis, by submitting the matter in a sealed envelope addressed to the “Audit Committee” to the Corporate Secretary who then forwards the sealed envelope to the Audit Committee.

• Sarbanes-Oxley Act of 2002 (“SOX”) Compliance.

The Audit Committee has responsibility for monitoring all elements of the Company’s compliance with Sections 302 and 404 of SOX relating to internal control over financial reporting.

• Audit Committee Charter.

The Board of Directors has adopted a written charter for the Audit Committee, which the Board and the Audit Committee review, and at least annually update and reaffirm. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

• Composition of the Audit Committee.

The Audit Committee is comprised of four members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the Audit Committee Charter and Corporate Governance Principles and the requirements of the New York Stock Exchange currently in effect, including the audit committee independence requirements of Rule 10A-3 of the Exchange Act. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise. The Board of Directors has identified Ralph F. Hake and Raymond W. LeBoeuf as audit committee financial experts.

• Regular Review of Financial Statements.

During 2006, the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and the Company’s Independent Auditor reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

• Communications with Independent Auditor.

The Audit Committee has discussed with Deloitte & Touche LLP, the Independent Auditor, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as adopted by the PCAOB in Rule 3600T. These discussions included all matters required by SAS 61, including the Independent Auditor’s responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with the Independent Auditor 5 times during 2006.

• Independence of Independent Auditor.

The Company’s Independent Auditor is directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received from the Independent Auditor required written disclosures, including a formal written statement, setting out all the relationships between the Company and its Independent Auditor, as adopted by the PCAOB Rule 3600T. The Audit Committee has discussed the Independent Auditor’s independence, any disclosed relationships and the impact of those relationships on the Independent Auditor’s independence.

• Recommendation Regarding Annual Report on Form 10-K.

In performing its oversight function during 2006 with regard to 2006 financial statements, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as the Independent Auditor. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board of Directors that the financial statements be included in the Annual Report on Form 10-K for that year (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

This report is furnished by the members of the 2006 Audit Committee.

2006 Audit Committee:

Ralph F. Hake, Chair
Christina A. Gold
John J. Hamre
Raymond W. LeBoeuf

Compensation Committee Report

The following Report of the Compensation and Personnel Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

ITT’s Compensation and Personnel Committee (“Committee”) approves and oversees administration of the Company’s executive compensation program and senior leadership development and continuity programs. The Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return and ensures senior leadership succession and performance excellence.

Recommendation Regarding Compensation Discussion and Analysis.

In performing its oversight function during 2006 with regard to Compensation Discussion and Analysis prepared by management, the Compensation and Personnel Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Towers Perrin, its outside compensation consultant, as well as agreed upon procedures performed by the Independent Auditor. Based on these discussions, and the information received and reviewed, the Compensation and Personnel Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006 and this Proxy Statement.

This report is furnished by the members of the 2006 Compensation and Personnel Committee.

2006 Compensation and Personnel Committee:

Markos I. Tambakeras, Chair
Curtis J. Crawford
Frank T. MacInnis
Linda S. Sanford

Equity Compensation Plan Information

The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2006.

(c)
Number of Securities
Remaining Available
	(a)		for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	(b)	Compensation Plans
	Exercise of	Weighted-Average	(Excluding Securities
	Outstanding Options,	Exercise Price of	Reflected in
	Warrants and Rights	Outstanding Options,	Column (a))
Plan Category	(Thousands)	Warrants and Rights	(Thousands)

Equity Compensation Plans Approved by Security Holders(1)(2)	10,597	$35.50	3,899
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	10,597	$35.50	3,899

(1)	Equity compensation plans approved by shareholders include the 1994 ITT Incentive Stock Plan, the ITT 1996 Restricted Stock Plan for Non-Employee Directors, and 2002 ITT Stock Option Plan for Non-Employee Directors and ITT 2003 Equity Incentive Plan.

(2)	Since the approval of the ITT 2003 Equity Incentive Plan, no additional awards, including awards of restricted stock, will be granted under the other plans referred to in footnote (1) above. Under the ITT 2003 Equity Incentive Plan, restricted stock and restricted stock units may be awarded up to a maximum aggregate grant of 300,000 shares or units in any one plan year to any one participant.

Compensation Discussion and Analysis

ITT’s Compensation and Personnel Committee (“Committee”) approves and oversees administration of the Company’s executive compensation program. The Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. This Compensation Discussion and Analysis sets out the Committee’s executive compensation philosophy and objectives, describes all elements of the Company’s executive compensation program, and explains why the Committee selected each compensation element as part of its total executive compensation program. In 2006, the Committee selected and retained Towers Perrin, its outside compensation consultant (the “Compensation Consultant”), to provide an assessment of and recommendations for executive and non-executive employee compensation programs, incentives and standards. The Compensation Consultant also provides consultation advice to the Board on Non-management Director compensation and provides health care and benefits advice to the Company.

Company management has responsibility for administering the executive compensation program and makes recommendations to the Committee regarding executive compensation awards. The Committee, however, makes the final determination regarding executive compensation using the processes described in this Compensation Discussion and Analysis. The Company believes its compensation programs reflect an overarching business rationale and are designed to be reasonable, fair, fully disclosed, and consistently aligned with shareholder interests.

Key Aspects of Our
Executive Compensation Philosophy and Objectives

•	Attract the best people and provide incentives that reward and retain employees. Use compensation elements that fit the Company’s short-term and long-term operating and strategic goals to reward employees. ITT’s executive compensation program historically has been designed to attract, reward and retain capable executives. One element of compensation is salary, which provides a necessary element of stability in a compensation plan. In addition to salary, we include two other elements: short-term and longer-term performance incentives. We believe the combination of these two performance-based objectives focus executive behavior on specific annual financial and operating goals, as well longer-term total shareholder return goals. Each element will be discussed in this Compensation Discussion and Analysis.

•	Provide a clear link between at-risk compensation and business performance. We believe the measures of performance in our compensation programs must be aligned with measures key to the success of our businesses. The strong link between compensation and performance is intended to provide incentives for achieving financial and business objectives and increasing the value of the Company’s stock, thereby increasing value to our shareholders. If performance goals are not met, at-risk compensation is reduced or not paid.

•	Structure compensation so that executives with greater levels of responsibility have more at-risk compensation. As executives move to greater levels of responsibility, the proportion of compensation at risk, whether through annual incentive plans or longer-term incentive programs, increases in relation to the increased level of responsibility.

•	Tie short-term executive compensation to specific business objectives. Our Annual Incentive Plan (“AIP”), described more fully below, specifically sets out short-term performance measurements. The AIP performance measurements are designed to further the Company’s total enterprise and individual business objectives. If specific short-term performance goals are met, cash payments that reflect corporate headquarters, business segment and individual performance may be awarded.

•	Tie longer-term executive compensation to increasing shareholder return. Our long-term incentive plan links executive compensation to increases in shareholder return. As discussed more fully below, longer-term executive compensation is composed of restricted stock, stock options and payments, typically in cash, tied to the achievement of three-year total shareholder return.

•	Design total executive compensation to provide a competitive balance of salary, short- and long-term compensation. We consider total compensation (salary plus short-term and long-term compensation) when determining each component of the Named Executive Officer’s compensation. (Named Executive Officer includes the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year and whose total compensation for the last fiscal year was $100,000 or more.) The Company’s overarching philosophy is to target total compensation at the median of the Company’s peer group. This group consists of approximately 206 industrial companies in the S&P® Industrials Composite included in the Compensation Consultant’s Executive Compensation Database (“CDB”). Individual compensation may be higher or lower than this target level, based on an individual’s performance or contribution to the organization. However, payments made under performance-based plans may never exceed awards approved by the Committee prior to the beginning of the performance period.

•	Make sure that other employee benefits, including perquisites, are reasonable in the context of a competitive compensation program. Named Executive Officers participate in the same benefit plans with the same benefit plan terms as other employees. Mr. Loranger also has a Special Pension Arrangement discussed on page 48 of this Proxy Statement. Perquisites provided to the Named Executive Officers, described more fully in the All Other Compensation Table on page 52 of this Proxy Statement, are designed to be consistent with competitive practice.

We believe our compensation philosophy encourages individual behaviors that balance risk and reward and assist the Company in achieving steady, continuous growth.

CONSTRUCTION OF OUR EXECUTIVE COMPENSATION PROGRAM

We benchmark competitive compensation.

•	Overall compensation policies and programs. In establishing overall compensation polices and programs that address types of executive compensation, benefits and perquisites in the 2006 executive compensation program, the Committee evaluated compensation, benefits and perquisites provided to executives of corporations considered similar to the Company. The Committee considered the Compensation Consultant’s CDB. The CDB includes compensation information from many of the S&P® Industrials Composite companies with which the Company competes for executive talent. The Compensation Consultant also provided the Committee with analyses of the CDB survey data, adjusting for differences in scope of operation and revenues to reflect competitive market compensation for companies comparable to ITT. The Committee considered scope of operation an important differentiator because companies with industrial operations similar to ITT most closely reflect the talent pool from which the Company draws its executives. The Committee additionally considered appropriate allocation of short-term and long-term compensation, cash and non-cash compensation and different forms of non-cash compensation based on its assessment of the proper compensation balance needed to achieve the Company’s short-term and long-term goals and to provide competitive compensation. The Compensation Consultant does not provide competitive data for retirement benefits and perquisites but does provide such data for health and welfare benefits.

•	Individual executive positions. Adjusted CDB survey information is used for benchmarking individual executive positions. The Company’s senior management positions, including each of its executive officer positions, are compared to a benchmark position with similar attributes and responsibilities. The benchmark position provides a dollar value for each component of compensation: salary, annual incentive compensation and longer-term incentive compensation. The Committee uses the Compensation Consultant’s CDB analyses, along with other information, in making its determination of target and actual compensation provided to each of the Company’s officers. The Committee generally targets total compensation and each component of individual position compensation at the median of the CDB peer group. Certain positions may be targeted above or below the median depending on their strategic value and the Company’s objectives and strategies. The target compensation of individual executives may also reflect an individual’s experience and performance in the position. Based on considerations of competitive data in 2006 and the preceding two years, the Company slightly rebalanced its total compensation to moderately reduce the target amount of longer-term compensation and moderately increase the target opportunity under the Annual Incentive Plan.

We do not consider prior years’ compensation payouts, restricted stock vesting or option exercises in compensation decisions.  The Company does not consider short-term or long-term incentive payouts from prior year awards, vesting of restricted stock granted in past years or stock option exercises from prior stock option awards in the determination of future compensation.

We link at-risk compensation programs to clear business performance objectives.  The Company’s business performance objectives individually, and in the aggregate, are designed to increase shareholder value through premier financial performance. We seek to have a balanced business portfolio, providing consistent results through geographic diversity, a mix of secular/cyclical businesses and products for both original equipment manufacturers and end-market users. Our business objectives also include establishing market leadership in attractive markets, including Asia and other emerging markets, execution of growth platform strategies and appropriate resource allocation to facilitate growth. The Committee considers these multiple business performance objectives in constructing the Company’s executive at-risk compensation program and links performance measurements to at-risk compensation payments. When we meet our business objectives and/or our stock performance is above average, payment is above market levels. If goals are not met and/or stock performance is below average, payments are below market levels or zero.

OUR COMPENSATION CYCLE

Annual performance reviews, merit increases, Annual Incentive Plan target awards (described below), and long-term target awards (including stock options, restricted stock and long-term incentive plan awards) are scheduled for annual review and consideration during the first quarter of the calendar year for each executive. Salaries are normally established during the first week of March for current employees. New employee salaries are set when the employee begins work. Current employees whose positions and responsibilities change may receive a compensation adjustment concurrent with the change in position or responsibilities at other times during the year. The actual date of stock option awards, restricted stock awards and long-term incentive plan awards is determined by the meeting date at which the Committee considers and approves compensation awards. In recent years, this meeting date has been in March. New employees receive awards either immediately following the first day of employment or on the date on which an award is approved by the Committee, which date may be later than the employment start date. Employees whose position and/or responsibilities materially change may receive compensation awards at different times of the year.

ELEMENTS OF COMPENSATION

BASE SALARY

Salary recognizes individual performance, market value of the position and the incumbent’s experience, responsibilities, contribution to the Company and growth in his or her role. Salary merit increases are based on overall performance and relative competitive position. The Committee reviewed and assessed the performance of the Company’s senior executives, including its Named Executive Officers, during 2006. The Committee will continue to review and assess the performance of the Chief Executive Officer and all senior executives and authorize salary actions it believes are appropriate, commensurate with relevant competitive data and the Company’s Committee approved salary program.

ANNUAL INCENTIVE AWARDS

Our Annual Incentive Plan:  The 1997 Annual Incentive Plan for Executive Officers (“AIP”), approved by shareholders in 1997, rewards achievement of short-term financial and operational goals as well as individual performance. The Company’s AIP provides for an annual cash payment to participating executives calculated as a target percentage of base salary. AIP target awards are set with reference to the median of competitive practice based on the CDB. The actual AIP payment is discretionary, recognizes an executive’s contributions to the year’s results and is determined by performance against specific premier financial metrics on both the individual business segment and enterprise level.

Annual performance targets are established and approved by the Committee in the first quarter of the performance year and communicated to executives at that time. AIP target awards are structured to achieve competitive compensation levels when targeted financial results are achieved. AIP performance criteria cannot be modified by the Committee during the year with respect to goals already approved. However, application of the criteria and quantification of results can be interpreted and adjusted if approved by the Committee to reflect changing circumstances beyond the AIP’s initial design considerations. Additional payment opportunities are available for achievement in excess of targeted levels, but any such payments would be made outside of the AIP and at the discretion of the Committee. Conversely, if performance goals are not achieved, AIP awards may be reduced or not paid at all. The Company’s 2006 Proxy Statement described annual awards under its AIP as bonuses. Consistent with a change in the SEC’s rules, this Proxy Statement describes annual awards under the AIP as non-equity incentive plan compensation. The term “Bonus” continues to be used in this Compensation Discussion and Analysis to describe components under the AIP.

In 2006, AIP performance targets were established for each business segment and corporate headquarters by the Committee, based on premier performance targets (discussed below) and the Company’s approved annual operating plan, taking into consideration aspirational goals. In order for each business segment to be eligible for an AIP award, the business segment had to achieve 90% of its combined AIP performance targets. To be eligible for an AIP award, corporate headquarters needed to achieve 90% of the consolidated AIP performance targets. The 2006 AIP target awards were composed of a “Base Bonus” component and an opportunity for an ITT Earnings Per Share Bonus Multiplier (“Multiplier”) component. In 2006, the combination of Base Bonus and the Multiplier could not exceed 250% of the target award.

How we measure AIP performance:  To determine what constitutes premier performance, in 2005 the Committee studied past and projected earnings per share and other performance measures of comparable multi-industry peers. Six multi-industry companies were identified as “premier” based on their rankings in the top quartile of the majority of the quantitative metrics evaluated. These six multi-industry peer companies (the “premier companies”) were 3M Co., United Technologies Corp., Illinois Tool Works, Inc., General Electric Co., Emerson Electric Co., and Danaher Corp. Based on consultations with the Compensation Consultant and management, analysis of the premier companies identified five financial metrics most closely predictive of top ranking operating performance: earnings per share growth, margin rate expansion (as applicable to non-defense businesses), organic revenue growth, cash generation and return on invested capital (“ROIC”) expansion. The Committee and management used these metrics to establish AIP performance targets.

Base Bonus:  For performance year 2006, Named Executive Officers under the Company’s AIP had to first achieve an aggregate performance of 90% of their respective business segment or corporate headquarters AIP performance targets to be eligible to participate in their respective AIP awards. The 2006 AIP financial metrics and their respective weightings as a percentage of the total Base Bonus are as follows:

Defense segment:

•	60% Return on Invested Capital (“ROIC”)

•	20% Organic Revenue and

•	20% Quarterly Operating Cash Flow Targets

ITT commercial businesses (Fluid Technology, Electronic Components and Motion & Flow Control)

•	40% ROIC

•	20% Operating Margin rate

•	20% Organic Revenue and

•	20% Quarterly Operating Cash Flow Targets

ITT corporate headquarters

•	40% ROIC

•	20% Earnings Before Interest and Taxes (“EBIT”) margin rate

•	20% Organic Revenue and

•	20% Quarterly Free Cash Flow Targets

Quarterly cash flow targets are 5% per quarter with a 15% per quarter maximum cap.

Multiplier:  In order to encourage focus on total Company performance, earnings per share growth across the enterprise was the final financial metric in the Company’s 2006 AIP. This factor was expressed as a Multiplier which was applied to the Base Bonus of the business segments and corporate headquarters if 1) the Company’s total earnings per share, excluding special items for 2006 over the prior year, grew by more than a targeted amount and 2) an individual business segment or corporate headquarters achieved 90% performance of its aggregate financial targets.

For 2006, the Multiplier was established at a minimum 12% increase in earnings per share growth over the prior year. The Multiplier percentage applied to the Base Bonus was calculated by dividing actual EPS growth by 12% (the minimum performance level required to qualify for the Multiplier).

Why these metrics?  The Committee considers ROIC to be an easily understood measurement of capital utilization in the Company’s businesses and a key element of premier performance. The percentage weighting allocated to ROIC reflects the Company’s view of the importance of ROIC in overall financial performance. Similarly, increases in revenues and quarterly cash flow reflect the Company’s emphasis on organic revenue growth as well as cash flow generation. The Committee has also determined that operating margin rate is an appropriate measure for the performance of the Company’s commercial businesses because of their ability to influence and expand operating margin through efficiency, cost initiatives and pricing. The Committee believes that EBIT margin rate is an appropriate measure for corporate headquarters since the corporate headquarters does not have the direct ability to influence margin, but does have the responsibility to take actions that support strong earnings performance. Operating margin rate is not employed in the defense segment, as these businesses contain components where margin rates often are contractually limited. The Committee also believes that EPS growth is an appropriate measure of the Company’s total performance and employed the Multiplier to encourage focus on total Company performance and achievement of premier earnings growth at the overall enterprise.

AIP 2006 Awards Paid in 2007:  For 2006, the Committee determined AIP award targets for the Chief Executive Officer and the other Named Executive Officers ranging from a minimum of 65% to a maximum of 110% of the individual’s base salary. In order for payment to be earned under the AIP for 2006, achievement of 90% or more of the approved performance targets at corporate headquarters or at the relevant business segment had to be achieved. On March 7, 2007 Messrs. Loranger, Minnich, Driesse, Gaffney and Maffeo received AIP payments of $1,732,500, $570,000, $450,000, $600,000, and $400,000 respectively, as described in the Summary Compensation Table on page 50 for the 2006 AIP.

Actual individual payments under the AIP for 2006 were discretionary, reflect corporate, business segment and individual performance, and may not exceed the approved thresholds established by the Committee. In 2006, the Company’s business segments and corporate headquarters achieved between 0% and 250% of AIP target awards. The Committee may consider discretionary factors when determining the amounts, if any, to be paid for performance year 2006 and make adjustments to awards within the approved performance guidelines based upon significant events or circumstances, including but not limited to, acquisitions, divestitures or changes in accounting principles. In 2006, the Committee excluded the impact of acquisitions, dispositions and special items in computing AIP performance relating to AIP targets which also excluded these items. The Committee also considered the effects of the previously reported investigation of the Company’s Night Vision business and the performance of executive officers both in the calculation of the Base Bonus and in its discretionary adjustments to awards under the AIP.

LONGER-TERM INCENTIVES

Program structure:  The Committee believes that longer-term incentives directly reward Named Executive Officers and other executives for success in the creation of shareholder value over time. The Committee employed four considerations in designing the long-term incentive award program: alignment of executive interests with shareholder interests, a multi-year plan that addresses a balance in short-term and longer-term decision-making, competitive total compensation opportunities and retention. For Named Executive Officers and other senior executives, longer-term equity-

based incentives recognize a senior executive’s current performance as well as the expectation of future contributions.

The Company’s long-term incentive award program for senior executives has three components: a total shareholder return award program under the ITT 1997 Long-Term Incentive Plan, approved by shareholders in 1997, (“LTIP”) which directly links to three-year total shareholder return, non-qualified stock options awards and restricted stock awards. The long-term incentive award program components, the percentage weight of each component, and target long-term award amounts are determined annually by the Committee. In selecting long-term components designed to advance the Company’s long-term business goals, the Committee uses competitive market survey data provided by the Compensation Consultant from a group of S&P® Industrial companies. In addition, in determining specific individual awards, the Committee may consider individual contributions and business performance.

The Committee determined that 50% of the long-term award should be the LTIP component, as this component provides a measure of shareholder return relative to the shareholder return of industrial companies in the S&P® 500 over a three-year period of time and encourages increased focus on long-term stock price appreciation. If the Company’s stock performs well against its peers, shareholders benefit. The remaining long-term equity based incentive program is split equally between non-qualified stock options and restricted shares. The allocation for non-qualified stock options and restricted shares was based on a desire to provide incentives for absolute share price increases. Executive participation is based on position level. In 2006, all executives were eligible to participate in the program through restricted share awards. Executives at position levels 22 and above also participate in the LTIP and stock option award programs.

Why both restricted stock and stock options?  Restricted stock and stock option awards link compensation to absolute share price appreciation and long-term Company performance. In 2006, the Committee changed its prior practice of awarding 50% of its long-term incentive program award for senior executives in stock options to a practice which provides for an award which is 25% in non-qualified stock options and 25% in restricted stock. This change reflects, in part, the adoption of FAS 123R in January 2006. Prior to the adoption of FAS 123R in January 2006, compensation cost associated with typical stock option awards was not required to be recognized as an expense in the income statement. FAS 123R requires compensation cost associated with stock option and restricted stock awards to be measured as the fair value of the awards on the grant date and recognized as an expense in the income statement over the period during which an employee is required to provide service in exchange for the award (usually the vesting period), after being reduced for estimated forfeitures.

A balanced award of restricted stock and non-qualified stock options provides a combination of incentives for absolute share price appreciation. A restricted stock award is a grant of Company stock, subject to certain vesting restrictions. Holders of restricted stock, as shareholders of the Company, are entitled to vote and receive dividends prior to vesting. Non-qualified stock options provide the opportunity to purchase Company stock at a specified price called the “exercise price” at a future date. Stock option holders do not receive dividends on shares underlying options and cannot vote their shares. Because of its characteristics, restricted stock increases employee focus on activities that lead to greater cash generation for dividends in addition to share price appreciation, while non-qualified stock options focus on activities primarily related to absolute share price appreciation. Restricted stock and non-qualified stock options also have somewhat different retention values. Restricted stock has intrinsic value on the day it is received and retains some value even if the share price declines. Because it does not expire, restricted stock provides strong employee retention value even after it has vested. As the Company’s non-qualified stock options expire seven years after their grant date, they provide less retention value than restricted stock since stock options have realizable value only if the share price appreciates over the option grant price before the options expire.

The Committee selected vesting terms for restricted stock and stock options based on the Committee’s review and assessment of the Compensation Consultant’s CDB, as well as the Committee’s view of the vesting terms best suited to the Company. Restricted stock awards vest three years after the grant date. Non-qualified stock options granted in 2006 vest and become exercisable three years after the grant date for the Named Executive Officers and senior executives and vest in one-third cumulative annual installments on the first, second and third anniversary of the grant date for other executives. These options expire seven years from the grant date for all stock option award recipients. The seven-year expiration period was determined by the Committee after considering anticipated employee retention value while also taking into account the financial impact under FAS 123R.

Restricted Stock

A restricted stock award represents the grant of shares of Company stock subject to vesting restrictions. During the restriction period, shares of restricted stock cannot be transferred or sold before they are vested. When restricted stock is awarded, the restricted stock holder immediately increases his or her ownership in the Company. We believe this feature of restricted stock aligns the executive’s interests with shareholder interests. The Committee reviews all proposed grants of shares of restricted stock for executive officers prior to the awards, including awards based on performance, retention-based awards and awards contemplated for potential employees. To determine the number of shares in the restricted stock award grant to a recipient, the Committee first considers and approves a dollar amount for each proposed restricted stock award grant. This dollar amount is then converted to shares of restricted stock based upon the market price of Company stock as of the grant date. No employee may receive more than 300,000 shares in any year.

Selected executives received restricted stock awards because, in the judgment of the Committee, and based on management recommendations, these individuals are in positions most likely to assist in and influence achievement of the Company’s long-term goals and create shareholder value over time.

Key elements of the restricted stock program:

•	Restricted stock is priced at the average of the high and low values of the Company’s stock price on the day of the award.

•	Holders of restricted stock have the right to receive dividends and vote the shares.

•	Restricted stock must generally be held for three years before it vests.

•	If an Acceleration Event occurs (as described on pages 44 to 45 of this Proxy Statement) the shares of restricted stock vest in full.

•	If an employee leaves the Company prior to vesting, whether through resignation or termination for cause, the restricted stock is forfeited.

•	If an employee dies or becomes disabled, the restricted stock vests in full.

•	If an employee retires or is terminated other than for cause, a pro-rata portion of the restricted stock award vests.

In certain cases, such as for new hires or to facilitate retention, selected employees may receive restricted stock subject to different vesting terms.

Non-Qualified Stock Options

Non-qualified stock options permit optionees to buy Company stock in the future at a price equal to the stock’s value on the date the option was granted. If the value of the Company’s stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the exercise price and the price of the stock on the exercise date. If the value of the Company’s stock fails to increase or declines, the stock option award has no realizable value. No dividends are paid on shares underlying stock options.

Key elements of the non-qualified stock option program:

•	The exercise price of stock options awarded is the closing price on the date the award is approved by the Committee. This award is communicated to awardees as soon as reasonably practical after the approval date.

•	For options granted to new executives, the option exercise price of approved stock option awards is the closing price following the first day of employment.

•	Options cannot be exercised prior to vesting.

•	Options vest according to the following schedule:

•	For Named Executive Officers and other senior executives, all options vest three years after the grant date or upon an Acceleration Event. The Company adopted this stringent vesting schedule to increase senior executives’ equity participation over a longer period of time.

•	For other executive officers, including Mr. Gaffney in 2006, stock option grants vest one-third, one-third, one-third on each of the three anniversaries of the grant date.

•	Options expire seven years after the grant date.

•	If employment is voluntarily terminated or the employee is terminated for cause, vested and unvested portions of the options expire on the date of termination.

•	There may be adjustments to the term of the option if an employee’s tenure with the Company is terminated due to death, disability, retirement or termination other than for cause. Any post employment exercise period, however, cannot exceed the original expiration date of the option. If employment is terminated due to an Acceleration Event or because the option holder believes in good faith that he or she would be unable to effectively discharge his or her duties after the Acceleration Event, the option expires on the earlier of the date seven months after the Acceleration Event or the normal expiration date.

Why these stock option terms?  The three-year vesting schedule for Named Executive Officers and senior executives, one-third incremental vesting for remaining executives, and the exceptions described above were selected after the Committee’s review and assessment of the Compensation Consultant CDB and consideration of terms best suited to the Company. The three-year vesting term for senior executives, including the Named Executive Officers, prohibits option exercises, notwithstanding share price appreciation, to encourage and focus senior executives on the Company’s long term goals. The seven-year option expiration term was adopted after consideration of the accounting impact of FAS 123R as well as the Committee’s view of the expiration term best suited to the Company. Prior to 2005 stock option grants generally had ten year terms.

When are stock options granted?  Stock option grants, which are part of the Company’s overall compensation program, are generally awarded during the first quarter of the calendar year. This timeframe coincides with the Company’s annual performance review and compensation cycle described on page 32 of this Proxy Statement. The actual date of the stock option award is determined by the meeting date at which the Committee considers and approves compensation awards. In recent years, this date has been in March. Stock option award recipients receive communication of the award as soon as reasonably practical after the meeting date.

Consideration of material non-public information:  The Company typically closes the window for insiders to trade in the Company’s stock in advance of and immediately after earnings releases and Board and Committee meetings because the Company and insiders may be in possession of material non-public information. The first quarter Committee meeting at which compensation decisions and awards are typically made for current employees occurs during a Board meeting period so the award of stock option grants may occur at a time when the Company is in possession of material non-public information.

The Committee does not consider the possible possession of material non-public information when it determines the number of stock options granted, price of options granted or timing of stock options granted. Rather, it uses competitive data, individual performance and retention considerations when it grants stock options, restricted stock and total shareholder return awards under the LTIP. Stock option awards and restricted stock awards granted to Named Executive Officers, senior and other executives, and Directors are awarded and priced on the same date as the grant date.

The Company may also award stock option grants in the case of the promotion of an existing employee or hiring of a new employee. Again, these stock option grants may be made at a time the Company is in possession of material non-public information related to the promotion or the hiring of a new employee or other matters.

How stock option awards are valued and priced:  In 2006, the fair value of stock options granted under the employee stock option program was calculated using the binomial lattice valuation model. The Committee considers this a preferred model since the model can incorporate multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends. The option exercise price for all ITT stock options is the closing price of ITT common stock on the date of grant. The Company has a policy not to reprice option awards.

Target Total Shareholder Return Awards

Target total shareholder return awards are the third component of the Company’s long-term incentive program. This portion of the long-term incentive program, the LTIP, rewards comparative share price appreciation (as distinguished from restricted stock and stock options which reward absolute share price appreciation). The LTIP considers the Company’s total shareholder return compared to that of industrial companies in the S&P® 500. In 2006, the Company revised its prior practice of limiting participation in the LTIP to the most senior executives and expanded eligibility for participation to all senior executives and approximately 55 additional executives in other management levels. The Committee, upon the Company’s recommendation, expanded LTIP participation because the Committee felt other high-level management employees were uniquely positioned to help the Company achieve its long-term goals and increase shareholder value. The Committee determined that LTIP participation for these employees would provide increased alignment with shareholder interests. The Committee, at its discretion, determines the size and frequency of awards, performance measures and performance goals in addition to performance periods.

Awards granted under the LTIP are expressed as target cash awards and comprise 50% of the annual target total long-term incentive value. In the Company’s 2006 Proxy Statement, awards under the LTIP were described as long-term incentive plan awards. In this Proxy Statement, because of changes in the SEC’s disclosure rules, these awards are included in the stock awards column in the Summary Compensation Table on page 50.

How we chose the structure of LTIP awards:  In designing the structure of LTIP awards, the Committee looked for an effective compensation vehicle for aligning the interests of employees with those of shareholders and rewarding the Named Executive Officers, senior officers and other high-level employees for increasing relative shareholder value over time. The Committee considered peer information provided by the Compensation Consultant’s CDB and the Company’s long-term goals. After consideration, the Committee selected a three-year plan which focuses on measurable relative total return of value to shareholders. A three-year term was selected because that period of time is consistent with the Company’s business plan cycle. A three-year time period also allows for focus on long-term goals, and the muting of market swings not based on performance and independent of short-term market cycles. Shorter or longer term measurements were not believed to encourage behaviors or performance geared to the Company’s long-term goals and, in the view of the Committee, might distract from the three-year period focus.

Components of total shareholder return:  The Committee also considered the components of a measurable return of value to shareholders. The Committee reviewed peer practices and received input from the Compensation Consultant. The Committee concluded that dividend yields, cumulative relative change in stock price and extraordinary shareholder payouts were the most significant factors in measuring increased shareholder value. For purposes of the LTIP, total shareholder return was determined to be the sum of 1) dividend yields and any other extraordinary shareholder payouts during the three-year performance period and 2) the cumulative change in stock price from the beginning to the end of the performance period as a percentage of beginning stock price.

Performance measurement period and award frequency:  The Company’s performance for purposes of the LTIP awards is measured by comparing the average stock price over the trading days in the month of December immediately prior to the start of the LTIP three-year performance period for example, December 2006 for LTIP awards measured from January 1, 2007 to December 31, 2009) to the average stock price over the trading days in the last month of the three-year cycle. The Committee chose to compare the average over all the trading days in the month of December rather than a selected date or week as the performance period, because the Committee felt a full month was most representative of comparative share price performance. Annual awards with a three-year term were considered by the Committee to best align the interests of executives with those of shareholders as executives work toward achieving the Company’s long-term objectives.

Size of LTIP awards:  In determining the size of LTIP awards for executives the Committee considers the CDB comparative surveys provided by the Compensation Consultant and the Company’s internal desired growth in share price. The Company’s LTIP awards provided to individual executives under the LTIP are generally based on a participant’s position, competitive market data, individual performance and anticipated potential contributions to the Company’s long-term goals. The Committee also requested the Compensation Consultant to analyze the proposed design of the Company’s LTIP using a Monte Carlo simulation which measures performance relative to the companies that comprise the S&P® Industrials Index. The Committee considers this technique helpful in determining the appropriate program because the Monte Carlo simulation provides a range of results that can estimate the expected value when averaged together. Finally, the Committee considers individual performance and business performance in determining LTIP awards.

Other LTIP provisions:  If a participant’s employment terminates before the end of the three-year performance period, the award is forfeited except in two cases. The first case is that, if a participant dies or becomes disabled, the LTIP award vests in full and is payable according to its original terms. The second case is that, if a participant retires or is terminated by the Company other than for cause, a pro-rated payout is provided based on the number of full months of employment divided by thirty-six months (the term of the three-year LTIP). Payment, if any, of target cash awards generally will be made at the end of the applicable three-year performance period and will be based on the Company’s performance measured against the total shareholder return performance of industrial companies in the S&P® 500, the performance measure approved by the Committee prior to the performance period. In the event of an Acceleration Event in a Change of Control (described at pages 44 to 45 of this Proxy Statement), outstanding LTIP awards are immediately paid in a lump sum at 200%.

Performance goals for the applicable LTIP performance period are established in writing not later than January 1 of the first year in the performance period.

Payments under the LTIP:  Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of the Company. It is anticipated that future payments under the LTIP will be made entirely in cash. Payouts, if any, are based on a non-discretionary formula and are interpolated for values between the 35th and 80th percentile performance. The following 2006 performance goals were established for the LTIP:

If Company’s Total Shareholder Return Rank Against the
Companies that Comprise the S&P	Payout Factor
Industrials Index is	(% of Target Award)

less than the 35th percentile	0%
at the 35th percentile	50%
at the 50th percentile	100%
at the 80th percentile or more	200%

The Committee has determined that median level performance should be paid at the mid-point, performance below the 35th percentile should receive zero and performance at or above the 80th percentile, reflecting exceptional relative total shareholder return, should be paid at 200% of the target award. The Committee felt these breakpoints were properly motivational, rewarded the anticipated behavior and were consistent with competitive peer practice through CDB survey data provided by the Compensation Consultant. For LTIP awards for the performance period January 2004 through December 31, 2006, the Company performed at the 65.74 percent rank with a payout factor of 152.4%. Messrs. Loranger, Minnich, Driesse, Gaffney and Maffeo received payments of $2,744,442, $381,173, $709,743, $354,948, and $493,695, respectively, as described in the 2006 Option Exercises and Stock Vested table on page 55. Mr. Loranger also received a payment of $1,067,283 for his phantom 2004 LTIP award.

POST-EMPLOYMENT COMPENSATION

Salaried Retirement Plan

Most of the Company’s salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (“TPP”) or a Pension Equity Plan (“PEP”) formula for future pension accruals.

While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. The TPP benefit payable to an employee depends upon the date an employee first became a participant under the plan.

Under the TPP, a participant first employed prior to January 1, 2000 would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as defined below) for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

In addition, under the TPP, a participant first employed on or after January 1, 2000 would receive an annual pension that would equal:

•	1 1/2% of his or her average final compensation (as defined below) for each year of benefit service up to 40 years, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

For a participant first employed prior to January 1, 2005, average final compensation (including salary plus approved bonus or AIP payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant’s total pension eligible compensation over the five consecutive calendar years of the participant’s final 120 months of employment.

As it applies to participants first employed prior to January 1, 2000, under the TPP, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments from anticipated payments at the normal retirement age of 65 are reduced by 1/4 of 1% for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60 they are reduced by 5/12 of 1% for each month that payments start before age 60 but not more than 25%.

For participants first employed from January 1, 2000 through December 31, 2004, under the TPP, Standard Early Retirement is available as above. Special Early Retirement is also available to employees who have attained at least age 55 with 15 years of eligibility service (but not earlier than age 55). For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commence prior to age 62 they would be reduced by 5/12 of 1% for each of the first 48 months prior to age 62 and by an additional 4/12 of 1% for each of the next 12 months and by an additional 3/12 of 1% for each month prior to age 57.

For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but they would be reduced by 5/9 of 1% for each of the first 60 months prior to age 65 and an additional 5/18 of 1% for each month prior to age 60.

At the present time, none of the Named Executive Officers listed in the Summary Compensation Table has elected to accrue benefits under the PEP formula. Messrs. Driesse, Maffeo and Gaffney participate under the terms of the plan applicable to employees hired before January 1, 2000, Mr. Loranger participates in the plan as in effect for employees hired between January 1, 2000 and December 31, 2004 and Mr. Minnich participates in the plan as in effect for employees hired after January 1, 2005.

Participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, the Company has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by the Company.

There also is an excess plan trust under which excess benefits accrued by Messrs. Loranger, Minnich, Driesse, Maffeo and Gaffney are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment. Mr. Maffeo has made such an election which is currently in force. In the event of a Change of Control, any excess benefit would be immediately payable, subject to any applicable Internal Revenue Code Section 409A restrictions, and would be paid in a single discounted lump sum.

Pensions and other post-retirement compensation for the Named Executive Officers are discussed in more detail in the 2006 Pension Benefits narrative, table and footnotes on pages 55 to 56 and the Potential Post-Employment Compensation Tables and footnotes on pages 58 to 68.

Mr. Loranger’s employment agreement, the Steven R. Loranger Employment Agreement, described on pages 46 to 48, provides for a non-qualified pension arrangement if his employment terminates on or after June 28, 2009 or under certain circumstances prior to that date.

INVESTMENT AND SAVINGS PLAN

Most of the Company’s salaried employees who work in the United States participate in the ITT Salaried Investment and Savings Plan, a tax qualified savings plan, which allows the employees to contribute to the plan on a before tax basis (under Section 401(k)) and/or an after tax basis. The Company makes a floor contribution of 1/2 of 1% of base salary to the plan for all eligible employees and matches employee contributions up to 6% of base salary at the rate of 50%. Participants can elect to have their contributions and those of the Company invested in a broad range of investment funds including ITT stock.

Federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($220,000 in 2006) to the tax qualified plan. Accordingly, the Company has established and maintains a non-qualified unfunded ITT Excess Savings Plan to allow for employee and Company contributions based on base salary in excess of these limits. Employee contributions under this plan are limited to 6% of base salary. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax qualified plan.

SEVERANCE PLAN ARRANGEMENTS

The Company’s Senior Executive Severance Pay Plan and Special Senior Executive Severance Pay Plan were originally entered into in 1984 and last reviewed by the Committee in 2004. At that time, these plans were revised to update the definition of an Acceleration Event triggering a Change of Control. Coverage of severance arrangements was also expanded to include a wider range of employees, thereby addressing appropriate transition periods for employees other than senior executives and employees on disability or otherwise temporarily not actively at work at the time of an Acceleration Event. Revisions to severance arrangements were also made to recognize and reward business performance related to annual incentives and clarify excise tax gross-up provisions. A compensation consultant, retained by the Committee in 2004, provided benchmarking data and advised regarding best practices at that time. The severance plans are subject to Internal Revenue Code Section 409A as they apply to the Company’s key employees as defined by the Internal Revenue Service.

Senior Executive Severance Pay Plan

Senior executives, other than Mr. Loranger, who are U.S. citizens or who are employed in the United States are covered by the ITT Senior Executive Severance Pay Plan. If a covered executive is terminated by the Company, that executive will be eligible to receive severance pay. The exceptions to severance payment are those circumstances where the executive is terminated for cause, terminated after the executive’s normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the Company.

The amount of severance pay depends on the executive’s base pay and years of service. The amount will not exceed 24 months of base pay or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. The Company considers these severance pay provisions appropriate given the job responsibilities and competitive market in which senior executives function.

The Company’s obligation to continue severance payments stops if the executive does not comply with the Company’s Code of Corporate Conduct. We consider this cessation provision to be critical to the Company’s emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the ITT Senior Executive Severance Pay Plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.

Messrs. Driesse, Gaffney, Minnich and Maffeo participate in the plan. Mr. Loranger’s does not participate in the ITT Senior Executive Severance Pay Plan. Severance pay and benefits upon termination from the Company are set forth in the Steven R. Loranger Employment Agreement described on pages 46 to 48. Mr. Minnich participates in the ITT Senior Executive Severance Pay Plan but will receive severance pay and benefits upon termination as set forth in the Minnich Letter Agreement described on page 49.

Special Senior Executive Severance Pay Plan

We also have a Special Senior Executive Severance Plan, which is designed to provide compensation in the case of an Acceleration Event, most typically a Change of Control. In that event, a senior executive will no longer have the opportunity to influence the Company’s continued performance due to factors outside his or her control. The provisions of the Special Senior Executive Severance Pay Plan are specifically formulated to address the inability of these executives to influence the Company’s future performance.

As discussed above, the Special Senior Executive Severance Pay Plan was revised in 2004 and provides severance benefits for covered executives whose employment is terminated by the Company other than for cause, or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an “Acceleration Event” as described below (including a termination due to death or disability during the two-year period if the covered executive had grounds to resign with good reason) and for covered executives who are terminated in contemplation of an Acceleration Event that ultimately occurs.

The provisions of the Special Senior Executive Severance Pay Plan are designed to put the executive in the same position he or she would have been without the Acceleration Event, except for incentive plan benefits, which the executive no longer has the ability to impact. Therefore, any AIP awards are paid out at target and LTIP awards are paid out at 200%.

The plan provides two levels of benefits for covered executives, based on their position within the Company. The Committee considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Company performance. Under the Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years of an Acceleration Event or in contemplation of an Acceleration Event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of an Acceleration Event, he or she would be entitled to:

•	any accrued but unpaid base salary, bonus, unreimbursed expenses and employee benefits, including vacation;

•	two or three times the highest annual base salary rate during the three fiscal years immediately preceding the date of termination and two or three times the highest annual bonus paid or awarded in the three years preceding an Acceleration Event or termination;

•	continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

•	a lump-sum payment equal to the difference between the total lump-sum value of his or her pension benefit under the Company’s pension plans, or any successor pension plans

(provided such plans are no less favorable to the executive than the Company pension plans), and the total lump-sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

•	a lump-sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Salaried Investment and Savings Plan and the Excess Savings Plan such payment not to exceed 3.5% per year; and

•	tax gross-up for excise taxes imposed on the covered employee.

Messrs. Driesse, Gaffney and Maffeo are covered at the highest level of benefits.

Mr. Loranger does not participate in this plan. Mr. Loranger’s entitlement to severance pay and benefits upon a termination from the Company during the two-year period following a Change of Control is set forth in the Steven R. Loranger Employment Agreement described on pages 46 to 48. Mr. Minnich is covered under the highest level of benefits; however, for purposes of this plan, certain severance pay and benefits are as set forth in the Minnich Letter Agreement described on page 49.

CHANGE OF CONTROL ARRANGEMENTS

The payment or vesting of awards or benefits under each of the plans listed below would be accelerated upon the occurrence of a Change of Control of the Company.

There would be a Change of Control of the Company if one of the following Acceleration Events occurred:

1.	A report on Schedule 13D was filed with the SEC disclosing that any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company’s outstanding stock;

2.	A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company’s outstanding stock;

3.	The shareholders of the Company approved

(a) any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in the Company immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company;

4.	A majority of the members of the Board of Directors of the Company changed within a 12-month period, unless the election or nomination for election of each of the new Directors by the Company’s stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of the 12-month period; or

5.	Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company’s outstanding stock.

The following Company plans have Change of Control provisions:

•	the 2003 Equity Incentive Plan;

•	the 1994 Incentive Stock Plan;

•	the 1996 Restricted Stock Plan for Non-Employee Directors;

•	the 1997 Annual Incentive Plan for Executive Officers;

•	the 1997 Annual Incentive Plan;

•	the 1997 Long-Term Incentive Plan;

•	the Special Senior Executive Severance Pay Plan;

•	the Enhanced Severance Pay Plan;

•	the Deferred Compensation Plan;

•	the Excess Savings Plan;

•	the Excess Pension Plans;

•	the Salaried Retirement Plan;

•	the Steven R. Loranger Employment Agreement; and

•	the Minnich Letter Agreement.

Employee Benefits and Perquisites

Executives, including the Named Executive Officers, are eligible to participate in ITT’s broad-based employee benefits program. The program includes a pension program, an investment and savings plan 401(k), group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. These other benefit plans include short and long term disability insurance, long term care insurance and a flexible spending account plan.

The Company provides certain perquisites to the Named Executive Officers. Mr. Loranger’s perquisites are separately discussed on page 48. The Company provides only those perquisites which it considers to be reasonable and consistent with competitive practice. Perquisites (which are described more fully on page 52 in the All Other Compensation Table and related narrative) available for Named Executive Officers include relocation expenses, tax preparation service, car allowance equal to $1,300 per month, financial and estate planning, health club reimbursement up to $500 per year and executive physicals.

Under the ITT Deferred Compensation Plan described in more detail on pages 56 to 57, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of any AIP payments they earn. This election is made in June of the calendar preceding the AIP payment award date and is made by the executive prior to final determination of whether any award will be made or the final amount of the award. The election is irrevocable except in cases of demonstrated hardship. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the deferred compensation plan as selected by the executive. Participants in the deferred compensation plan may elect a fund that tracks the performance of ITT common stock.

Consideration of Tax or Accounting Impacts

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its Chief Executive Officer and next four most highly paid executive officers. There is an exception to the

$1,000,000 limitation for performance-based compensation meeting certain requirements. Performance-based compensation meeting those requirements is fully deductible. Payments pursuant to the Company’s AIP and long-term incentive plan qualify as performance-based compensation under Section 162(m). In general, the Company is permitted a tax deduction for these amounts when paid (for payments made in cash), on vesting (for restricted shares worth less than $1 million or that have performance vesting criteria attached) and upon exercise (for stock options).

Although the Committee believes that the Company should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interests of the Company and its shareholders. In some circumstances, the use of discretion in determining appropriate amounts of compensation may be desirable. In those situations where discretion is used, compensation may not be fully deductible on the Company’s tax return. The compensation of Messrs. Loranger Minnich, Driesse, and Gaffney may not be fully deductible under these criteria. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of the Company.

The Committee also considered the impact on the Company’s financial statements of the accounting treatment under FAS 123R of stock options and restricted stock. Based on the Company’s analysis of the accounting impact of these types of awards on the Company’s financial statements, the Company added restricted stock as an equity based incentive and decreased the number of non-qualified stock options, which decreased the overall number of equity based awards on a net basis.

SPECIFIC COMPENSATION ARRANGEMENTS WITH MESSRS. LORANGER AND MINNICH

MR. LORANGER

Term:  The term of Mr. Loranger’s employment agreement (the “Steven R. Loranger Employment Agreement”) is from June 28, 2004 to June 27, 2007, subject to automatic 12-month extensions unless the Company or Mr. Loranger provides at least 180 days’ prior written notice of non-extension. Mr. Loranger’s employment agreement has been extended to June 27, 2008 as no notice of non-extension was provided in 2006.

Salary:  Mr. Loranger receives a base salary under his employment agreement, subject to increase by the Board of Directors. Effective March 1, 2006 Mr. Loranger’s base salary was set at $1,000,000.

Annual Incentive Plan Awards:  Mr. Loranger is subject to the AIP performance goals as described on pages 32 to 34. The Committee believes that Mr. Loranger’s annual incentive should be measured by the same performance metrics as other senior executives. As with other senior executives, Mr. Loranger may receive an Annual Incentive Plan payment for each fiscal year during which he achieves the performance goals described earlier. In March 2006, the Committee set Mr. Loranger’s target AIP bonus at 110% of his base salary for the 2006 performance year.

Long-Term Incentive Award Program:

Mr. Loranger participates in the Company’s Long-Term Incentive Award Program, discussed on pages 34 to 40 and receives LTIP, restricted stock and non-qualified stock option awards under that program. Pursuant to the Steven R. Loranger Employment Agreement, Mr. Loranger received a grant from the Company in fiscal year 2005 of a long-term incentive award with an aggregate total value of $4,500,000, one-half as a target LTIP Award and one-half as non-qualified stock options.

LTIP Awards:  In 2005 Mr. Loranger received an LTIP award consisting of (i) a target award in the amount of $1,800,000 granted pursuant to the LTIP for the performance period January 1, 2005 through December 31, 2007 and (ii) a target award in the amount of $450,000 under terms identical to those of the LTIP, but not awarded under the LTIP (the “Phantom LTIP Award”), to be paid on or before March 30, 2008 in cash, shares or a combination thereof. The Committee set Mr. Loranger’s target awards for the performance period beginning on January 1, 2006 based on the Committee’s evaluation of Mr. Loranger’s performance and market levels of compensation for Chief Executive Officers for companies of comparable size as described above. As provided by Mr. Loranger’s employment agreement, the Committee can and has granted Mr. Loranger phantom long-term awards when the award size is larger than the award size permitted under the Company’s LTIP.

Mr. Loranger also participated in the LTIP for the performance periods of January 1, 2003 through December 31, 2005 and January 1, 2004 through December 31, 2006, with a target award for each such performance period of $1,800,000. Payment for the 2003 target LTIP awards was made in January 2006, and such amount is included in the 2006 Option Exercises and Stock Vested table on page 55. Mr. Loranger also received a Phantom LTIP Award in respect of the 2004-2006 performance period in the target amount of $700,000, in accordance with his employment agreement.

On March 6, 2006 Mr. Loranger received a target LTIP award of $2,000,000 and a target phantom LTIP award of $500,000.

Restricted Stock:  Mr. Loranger received 250,000 restricted stock units granted on June 28, 2004, in connection with the Steven R. Loranger Employment Agreement. The units vest in one-third installments on June 28, 2007, June 28, 2008 and June 28, 2010. One-half of the vesting RSUs settle upon the vesting date and one-half of the vesting RSUs settle within ten days of Mr. Loranger’s termination of employment. During the restriction period Mr. Loranger may not vote the shares but is credited for RSU dividends. As discussed in more detail in the 2006 Grants of Plan-Based Awards table on pages 53, Mr. Loranger received 23,706 shares of restricted stock on March 6, 2006, which vest as described on page 36 of this Proxy Statement.

Stock Options:  As discussed in more detail in the 2006 Grants of Plan-Based Awards table on page 53, Mr. Loranger received non-qualified stock options with respect to 83,612 shares on March 6, 2006, which vest as described on page 37 of this Proxy Statement.

Severance Arrangements:  Under Mr. Loranger’s employment agreement, if Mr. Loranger’s employment is terminated prior to June 28, 2009 by the Company without “cause” or by Mr. Loranger for “good reason” (as each such term is defined in the employment agreement), in either case upon or following a “Change of Control” (as defined in the employment agreement), Mr. Loranger would be entitled to receive a lump-sum payment of the actuarial present value of non-qualified pension. These pension benefits are offset by any benefits to which he is entitled (or which he already has received) under other defined benefit pension arrangements maintained by the Company or any prior employer. Mr. Loranger is also entitled to retiree medical coverage as in effect for persons joining the Company on June 28, 2004 (the effective date of Mr. Loranger’s employment), provided that if his employment is terminated by the Company without cause or by him for good reason on or after June 28, 2005, that termination will be considered a “retirement” under the Company’s retiree medical plan and will entitle Mr. Loranger to receive benefits under that arrangement.

If Mr. Loranger’s employment terminates due to disability, death or retirement, he (or his estate) will be entitled to receive a pro-rata target bonus for the year of termination and the target award for each outstanding LTIP award and Phantom LTIP Award. If Mr. Loranger’s employment is terminated by the Company without cause or by Mr. Loranger for good reason (other than during the two-year period following a change in control), he will be entitled to receive a pro-rata target bonus for the year of termination, plus continued payment of his base salary and target bonus for a period of two years from the date of termination. If, within the two-year period following a change in control, the Company terminates Mr. Loranger’s employment without cause or Mr. Loranger terminates his employment for good reason, the Company will pay Mr. Loranger a lump sum payment consisting of (i) a pro-rata target bonus for the year of termination and (ii) a severance payment equal to three times the sum of his base salary and the highest bonus paid to him in the three years prior to the change in control. Mr. Loranger would also receive continued health and welfare benefits for up to two years following a termination without cause or for good reason (whether before or after a change in control). If Mr. Loranger’s employment is terminated at the end of the initial term or any successive twelve-month renewal period due to the Company giving a non-extension notice, such termination will be treated as a termination without cause, except that his base salary and target bonus will only be continued for one year. If any payments to Mr. Loranger are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, he will receive a gross-up payment in respect of the excise taxes incurred by him.

All severance payments are conditioned upon Mr. Loranger’s execution of a general release. There were no changes to Mr. Loranger’s employment agreement during 2006.

Special Pension Arrangement:  Mr. Loranger’s employment agreement provides for a non-qualified pension arrangement if Mr. Loranger’s employment is terminated on or after June 28, 2009. This arrangement provides for an annuity paid monthly over Mr. Loranger’s life, calculated as a percentage of his average annual compensation for the five years in which his compensation was highest, which percentage ranges from 38%, if Mr. Loranger is age 57 upon the date of his termination, through 50%, if Mr. Loranger is at least age 60 on the date of his termination.

Details of Mr. Loranger’s pension arrangements are described in the 2006 Pension Benefits table on page 56 and discussed in footnote (5) to Mr. Loranger’s Potential Post Employment Compensation table.

Restrictive Covenants:  In his employment agreement, Mr. Loranger agreed that during the employment term and for two years after termination he will not compete with the Company. He also agreed that he would not solicit or hire any of our employees or anyone who was an employee in the previous six months before his departure without our consent, or solicit any of our customers or business. Mr. Loranger also agreed not to make any false or disparaging statements at anytime about us. We have agreed that after Mr. Loranger’s termination we will instruct our directors and officers not to make any false or disparaging remarks about Mr. Loranger. In addition, Mr. Loranger agreed to follow our Code of Conduct, and he agreed not to reveal any confidential Company information or personal information about our officers, directors or employees except during employment. Mr. Loranger has assigned all rights to any Company discoveries, inventions or ideas to us. If Mr. Loranger violates any of these covenants, we may stop paying any post-termination benefits.

Perquisites and Other Compensation:  Mr. Loranger is eligible to participate in the Company’s benefit plans on the same basis as other senior executives, may use corporate aircraft for business travel and may bring his spouse and have occasional personal use (when not otherwise scheduled for business use), receives a monthly automobile allowance of $1,300, and may receive reimbursement for the initiation fee and dues for at least one business club. In 2006 we paid $2,500 as dues for one business club. Mr. Loranger receives employee benefits, fringe benefits and employment and post-employment privileges on terms no less favorable to Mr. Loranger than to our other senior executives or those provided to our former Chief Executive Officer. As with other senior executives, however, the Committee uses the same CDB database provided by the Compensation Consultant, regressed for size and adjusted for scope of operations, to evaluate Mr. Loranger’s compensation and market trends.

Financial Planning:  Mr. Loranger receives reimbursement for reasonable costs associated with tax planning and financial counseling.

The Company also agreed to reimburse Mr. Loranger for any legal and accounting expenses paid in connection with the filing of any tax return or dispute with the Internal Revenue Service regarding the golden parachute excise tax. Further, if a disagreement arises out of the employment agreement and Mr. Loranger prevails on any material issue, the Company will pay for all fees and any expenses relating to the arbitration or litigation, including his reasonable attorney fees and expenses.

Mr. Loranger’s perquisites and other compensation are discussed in more detail the All Other Compensation Table on page 52.

MR. MINNICH

Mr. Minnich accepted an offer of employment with the Company as its Senior Vice President and Chief Financial Officer, effective July 1, 2005. Mr. Minnich’s employment agreement (the “Minnich Letter Agreement”) provides for, among other things, annual base salary, annual incentives and long-term incentives. As with other senior executives, the Committee used the CDB database provided by the Compensation Consultant, regressed for size and adjusted for scope of operation, to evaluate Mr. Minnich’s compensation and to negotiate the Minnich Letter Agreement.

Salary:  Effective March 1, 2006, Mr. Minnich’s annual base salary for 2006 was set at $480,000. The Committee used the same methods and analyses in determining Mr. Minnich’s salary as it used for other senior executives.

Annual Incentive Payment:  Mr. Minnich’s annual incentive payment is calculated under the Company’s AIP. On March 7, 2007 he received an AIP payment of $570,000 for 2006 which is described in the Summary Compensation Table on page 50.

Long Term Incentive Program:

Mr. Minnich participates in the Company’s Long-Term Incentive Program, discussed on pages 34 to 40 and receives LTIP, restricted stock and non-qualified stock option awards under that program.

LTIP Awards:  Mr. Minnich also received the following target awards under the LTIP: a 2004 target award of $250,000 with a measurement period of January 1, 2004 through December 31, 2006 and payment for such amount is included in the 2006 Option Exercises and Stock Vested table on page 55, and a 2005 target award of $500,000 with a measurement period January 1, 2005 through December 31, 2007 with payment, if any, to be made in January 2008.

On March 6, 2006 Mr. Minnich received a LTIP target award of $550,000 which vests as described in the 2006 Grants of Plan-Based Awards table on page 53 of this Proxy Statement.

Restricted Stock:  Mr. Minnich received a restricted stock award of 20,000 shares granted on his first day of employment. The restricted stock vests in installments. The first installment is for 10,000 shares which vests three years from the date of grant and the second installment for 10,000 shares, vests five years from the date of grant. Upon termination prior to the vesting date, other than for cause, restrictions with respect to restricted shares lapse and Mr. Minnich will receive these shares without restriction, upon satisfactory payment to ITT of any tax obligation. Mr. Minnich received 5,215 shares of restricted stock on March 6, 2006 as described in the 2006 Grants of Plan-Based Awards table on page 53 of this Proxy Statement.

Stock Options:  As discussed in more detail in the 2006 Grants of Plan-Based Awards table as described on page 53 of this Proxy Statement, on March 6, 2006 Mr. Minnich received non-qualified stock options with respect to 18,395 shares of the Company’s stock which vest as described on page 37 of this Proxy Statement.

Perquisites and Other Compensation:  Mr. Minnich receives a monthly automobile allowance of $1,300. He receives reimbursement for reasonable costs associated with financial counseling and tax planning services.

Mr. Minnich is covered under the Company’s Senior Executive Severance Pay Plan, but will receive a severance benefit equal to two years of base salary if terminated other than for cause. If Mr. Minnich is terminated other than for cause during the first three years of employment, an additional lump sum termination payment of $515,000 will be paid. Mr. Minnich is also covered under the Company’s Special Senior Executive Severance Pay Plan which provides, in part, for severance pay equal to the sum of three times the highest annual base salary rate paid and three times the highest bonus paid in respect of the three years preceding a Change of Control. Mr. Minnich is eligible to participate in the Company’s benefit plans on the same basis as other employees.

Messrs. Driesse, Gaffney and Maffeo do not have individual employment arrangements and are covered by the compensation and benefit plans discussed earlier.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non Equity	Nonqualified	All
						Incentive	Deferred	Other
				Stock	Option	Plan	Compensation	Compen-
		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven R. Loranger, Chief Executive Officer	2006	983,846	0	5,019,399	1,189,442	1,732,500	1,422,940	220,325	10,568,452
George E. Minnich, SVP & Chief Financial Officer	2006	476,769	0	807,998	304,608	570,000	92,263	43,718	2,295,356
Henry J. Driesse, SVP & President, Fluid Technology Corp.(7)	2006	516,769	0	1,019,028	284,502	450,000	964,736	37,704	3,272,739
Steven F. Gaffney, SVP & President, ITT Defense	2006	422,578	0	637,735	194,023	600,000	175,121	1,032,548	3,062,005
Vincent A. Maffeo, SVP & General Counsel	2006	437,092	0	500,378	195,876	400,000	396,439	50,983	1,980,768

(1)	The Named Executive Officers were not entitled to receive any payments for the fiscal year ended December 31, 2006 that would be characterized as a “Bonus” under the SEC’s rules.

(2)	Amounts in the Stock Awards column include compensation expense of current and prior grants attributable to current year under FAS 123R for LTIP units and restricted stock. The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R with respect to restricted stock units granted to Mr. Loranger in 2004, restricted stock awards granted to Messrs. Driesse, Gaffney and Minnich in 2005 and restricted stock awards granted to all Named Executive Officers in 2006. The amounts shown for Steven R. Loranger include $1,764,828 for Restricted Stock Units described in detail at footnote (2) on page 5 of this Proxy Statement. The LTIP is considered a liability plan, under the provisions of FAS 123R. A discussion of restricted stock units, restricted stock, the LTIP and assumptions used in calculating these values may be found in Note 20 to our Financial Statements for the year ended December 31, 2006, located on pages F-29 through F-32 of our 2006 Annual Report on Form 10-K.

(3)	The amounts in the Option Awards column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R. The assumptions used in calculating these values may be found in Note 20 to our Financial Statements for the year ended December 31, 2006, located on pages F-29 to F-32 of our 2006 Annual Report on Form 10-K. In 2006, the Company modified its vesting conditions for stock option awards to retirement eligible employees that aligned the vesting period with the service period. The Company will continue to recognize compensation expense for all stock-based awards ratably over the expected service period under the provisions of FAS 123R.

(4)	Amounts listed in the column Non-Equity Incentive Plan Compensation column represent Annual Incentive Plan awards determined by the Compensation and Personnel Committee at its March 7, 2007 meeting, which to the extent not deferred by an executive, were paid out shortly after that date.

(5)	The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the change in pension value for each Named Executive Officer. No Named Executive Officer received preferential or above-market earnings subsidized by the Company on deferred compensation. The change in the present value in accrued pension benefits was determined by measuring the present value of the accrued benefit at the respective dates using a discount rate of 5.75% at December 31, 2005 and 6.00% at December, 31 2006 (corresponding to the discount rates for the domestic pension plan as described in the Company’s Management, Discussion and Analysis in its Form 10-K for the year ended December 31, 2006) and based on the assumption that retirement occurs at the earliest date the individual could retire with an unreduced retirement benefit. The amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Loranger includes an increase in value of the Special Pension Arrangement described on page 48, and on the 2006 Pension Benefits table on page 56, of $1,215,197 and $207,743 representing an increase in the value of his accrued benefit under the ITT Excess Pension Plan.

(6)	Amounts in the All Other Compensation column include the following: auto allowances and leases, club dues, group term life insurance, relocation expense, spousal travel, tax service fees and tax, gross up on tax service fees, and relocation. Also included are Company contributions to the ITT Salaried Investment and Savings Plan and the ITT Excess Savings Plan described in more detail at page 41 and in the All Other Compensation table on page 52 of this Proxy Statement. Company contributions to the ITT Excess Savings Plan are unfunded and accrue at the same rate as the Stable Value Fund available to participants in the Company’s 401(k) plan, the ITT Salaried Investment and Savings Plan.

(7)	On March 9, 2007, the Company announced that, effective April 1, 2007, Mr. Driesse would transition to a new role overseeing operational excellence and would retire at year end.

All Other Compensation Table

Perquisites							Other Compensation(1)
	Personal
	Use of						Excess	Tax Re-			Total
	Corporate	Financial	Club	Auto		Total	Savings Plan	imburse-	Relocation	401-K	All Other
	Aircraft	Counseling	Dues	Allowances	Other	Perquisites	Contributions	ments	Expense	Match	Compensation
Name	$(2)	$(3)	$(4)	$	$(5)	$	$(6)	$(7)	$(8)	$(9)	$
Steven R. Loranger	108,838	31,540	2,500	15,600	2,832	161,310	26,734	24,581	0	7,700	220,325
George E. Minnich	0	0	0	15,600	2,466	18,066	8,987	215	8,750	7,700	43,718
Henry J. Driesse	8,165	1,352	0	5,034	3,955	18,506	10,387	1,111	0	7,700	37,704
Steven F. Gaffney	3,680	408	112,732	15,600	933	133,353	0	347,991	547,564	3,640	1,032,548
Vincent A. Maffeo	0	8,870	500	15,600	2,261	27,231	7,598	8,454	0	7,700	50,983

(1)	No securities of the Company or its subsidiaries were purchased from the Company or its subsidiaries (through deferral of salary or bonus) at a discount from the market price at the date of purchase, unless that discount is available generally either to all security holders or to all salaried employees of the Company. No payments or accruals were made to termination plans nor were any contributions or other allocations made to vested or unvested defined contribution plans other than the 401(k) and Excess Savings Plan match and floor contributions.

(2)	Amounts in the Personal Use of Corporate Aircraft column reflect the aggregate incremental cost to ITT of personal use of corporate aircraft. The aggregate incremental cost to ITT is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A different value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 for Messrs. Loranger, Driesse and Gaffney.

(3)	Amounts in the Financial Counseling column represent financial counseling and tax service fees paid for 2006.

(4)	Amounts shown in the Club Dues column for Mr. Loranger include club dues of $2500; for Mr. Gaffney amounts include a club initiation fee, deposit and membership fee of $105,000 plus dues and other fees of $7,732. The initiation fee, deposit and membership fees are included even though the club is used by Mr. Gaffney as well as other employees of the Defense headquarters; and for Mr. Maffeo the amount includes club dues of $500.

(5)	Amounts in the Other column are applicable to taxable group term life and group accident insurance premiums attributable to Messrs. Loranger, Minnich, Driesse, Gaffney and Maffeo.

(6)	Amounts in the Excess Savings Plan Contributions column are applicable to 2006. Mr. Gaffney did not contribute to the plan during 2006.

(7)	Amounts in the Tax Reimbursements column for Messrs. Loranger, Driesse and Maffeo are tax reimbursement allowances intended to offset the inclusion in taxable income of financial counseling and tax preparation services. The amounts for Mr. Gaffney represent the tax gross-up on his 2006 relocation expenses. The amount for Mr. Minnich represents the tax gross up on his 2005 relocation expense item paid in 2006.

(8)	Amounts in the Relocation Expense column include the following: For Mr. Gaffney, $476,179 represents home sale carrying costs and home sale incidental expenses, $54,618 represents non-taxable relocation expenses to Mr. Gaffney for direct moving and airline tickets and $16,767 for real estate taxes. For Mr. Minnich the amount shown covers a taxable relocation expense item from 2005 paid in 2006.

(9)	Amounts applicable to the ITT Salaried Investment and Savings Plan for 2006 (401(k) Match) column were as follows: $7,700 each for Messrs. Loranger, Driesse, Minnich and Maffeo, and $3,640 for Mr. Gaffney, such amounts representing the Company floor and matching contributions.

2006 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executives in 2006: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the AIP granted in 2006; (3) estimated future payouts under equity incentive plan awards for 2006 including the LTIP target award granted in 2006 for the 2006 – 2008 performance period; (4) the number of shares underlying all other stock awards, which consist of Restricted Stock; and (5) all other stock option awards, which consist of the number of shares underlying stock options awarded to the named executives; (6) the exercise price of the stock option awards, which reflects the closing price of ITT stock on the date of grant and; (7) the grant date fair value of each equity award computed under FAS 123R. The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis, beginning on page 29 of this Proxy Statement, and include the AIP, restricted stock awards, stock options grants and the LTIP, a target cash payment based on the relative performance of the Company’s stock to companies in the S&P 500® Industrial Index over a three-year period.

2006 Grants of Plan-Based Awards

								All
								Other
								Stock	All Other
								Awards:	Option		Grant
								Number	Awards:	Exercise	Date
								of	Number	or Base	Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares	of Securities	Price of	Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	Option	Stock and
	Grant							or Units	Options	Awards	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(#)(4)	($/Sh)(5)	Awards(6)
(a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(i)	(j)	(k)	(l)
Steven R. Loranger	01.01.2006	770,000	1,100,000	2,750,000							2,600,000
	01.01.2006				1,250,000	2,500,000	5,000,000
	03.06.2006							23,706			1,248,832
	03.06.2006								83,612	52.68	1,279,264
George E. Minnich	01.01.2006	252,000	360,000	900,000							572,000
	01.01.2006				275,000	550,000	1,100,000
	03.06.2006							5,215			274,726
	03.06.2006								18,395	52.68	281,444
Henry J. Driesse	01.01.2006	273,000	390,000	975,000							624,000
	01.01.2006				300,000	600,000	1,200,000
	03.06.2006							5,689			299,697
	03.06.2006								20,067	52.68	307,025
Steven F. Gaffney	01.01.2006	193,375	276,250	690,625							468,000
	01.01.2006				225,000	450,000	900,000
	03.06.2006							4,267			224,786
	03.06.2006								17,071	52.68	230,800
Vincent A. Maffeo	01.01.2006	200,200	286,000	715,000							416,000
	01.01.2006				200,000	400,000	800,000
	03.06.2006							3,793			199,815
	03.06.2006								13,378	52.68	204,683

(1)	The amounts in columns (c), (d) and (e) reflect respectively, the minimum payment level if an award is achieved, the target payment level and the maximum payment level under the Company’s AIP described at pages 32 to 34. These potential payouts are based on achievement of specific financial metrics and are completely at risk.

(2)	The amounts in these columns (f), (g) and (h) reflect the minimum payment level, the target payment level and the maximum payment level if an award is achieved, under the Company’s LTIP described on pages 38 to 40.

(3)	Column (i) shows the number of shares of restricted stock granted to the Named Executive Officers. The number of shares underlying restricted stock awards are priced and determined by average of the high and low stock price on the day of grant. Restricted stock grants to named executive officers vest in full three years from the grant date and have a seven year term. During the restriction period the holder receives dividends and may vote the shares.

(4)	Column (j) shows the number of stock options granted in 2006 to the Named Executive Officers. Such stock options become exercisable three years from the grant date and expire seven years after the grant date.

(5)	Column (k) shows the exercise price for stock options granted in 2006, which was the closing price of ITT common stock on March 6, 2006.

(6)	Column (l) shows the full grant date fair value of stock options granted to Messrs. Loranger, Minnich and Gaffney in 2006. The full grant date fair value is generally the amount the Company would expense in its financial statements over the award’s vesting schedule. Messrs. Driesse and Maffeo are eligible for early retirement so the fair value of their awards were fully expensed in 2006.

2006 Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
			Equity						Equity	Equity Incentive
			Incentive						Incentive	Plan Awards:
			Plan						Plan Awards:	Market or Payout
			Awards:			Number		Market	Number of	Value of
	Number of	Number of	Number of			of Shares		Value of	Unearned	Unearned
	Securities	Securities	Securities			or Units		Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			of Stock		Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	That Have		Stock	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Not		That Have	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested (1)		Not Vested	Not Vested(2)	Not Vested(2)
(a)	(b) (#)	(c) (#)	(d) (#)	(e) ($)	(f)	(g) (#)		(h) ($)	(i) (#)	(j) ($)
Steven R. Loranger	0	250,000	0	41.52	06.28.2014
	0	199,120	0	45.47	03.08.2012	278,627	(1)	15,831,586	4,750,000	5,750,000
	0	83,612	0	52.68	03.06.2013
George E. Minnich	0	50,000	0	49.27	07.01.2012	25,215		1,432,716	1,050,000	1,275,000
	0	18,395	0	52.68	03.06.2013
Henry J. Driesse	50,000	0	0	25.32	01.04.2012	25,689		1,459,649	1,137,400	1,374,800
	40,000	0	0	30.91	01.04.2013
	46,000	0	0	37.46	02.02.2014
		47,560	0	45.47	03.08.2012
		20,067	0	52.68	03.06.2013
Steven F. Gaffney(4)	7,667	15,333	0	45.47	03.08.2012	16,267		924,291	837,300	999,600
	3,334	6,666	0	57.45	10.03.2012
	0	17,071	0	52.68	03.06.2013
Vincent A. Maffeo	0	33,180	0	45.47	03.08.2012	3,793		215,518	774,900	949,800
	0	13,378	0	52.68	03.06.2013

(1)	Column (g) includes dividends on restricted stock units that have been credited to additional units with respect to Mr. Loranger.

(2)	Disclosures under columns (i) and (j) provide the LTIP value for the next highest payout level based on current performance. Awards are typically expressed as target cash awards and paid in cash based on the value of ITT stock performance during the last month of the performance cycle. Column (i) represents the number of units and column (j) represents the market or payout value based on market price at year end. For material terms of the Company’s LTIP grants, see pages 38 to 40 of this Proxy Statement.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
Name	Exercise	Exercise	Vesting	Vesting
(a)	(b) (#)	(c) ($)	(d) (#)	(e) ($)(1)
Steven R. Loranger	0	0	0	3,811,725
George E. Minnich	0	0	0	381,173
Henry J. Driesse	74,000	2,970,160	0	709,743
Steven F. Gaffney	0	0	0	354,948
Vincent A. Maffeo	170,000	4,451,526	0	493,695

(1)	Amounts in this column reflect the value of LTIP awards for 2004 which vested on December 31, 2006. For Mr. Loranger, the amounts in this column include a LTIP award of $2,744,442 and a Phantom LTIP of $1,067,283.

ITT Pension Benefits

The table below sets forth information on the pension benefits for the Named Executives Officers. The ITT Salaried Retirement Plan is a funded and tax qualified retirement program. The ITT Salaried Retirement Plan (“SRP”) is described in detail on pages 40 to 42 in this Proxy Statement and in Note 19 to the Company’s Notes to Consolidated Financial Statements in the Company’s 2006 Form 10-K. All of the Named Executive Officers participate in the Traditional Pension Plan (“TPP”) formula of the SRP. Messrs. Driesse, Gaffney and Maffeo participate under the terms of the plan applicable to employees hired before January 1, 2000, Mr. Loranger participates under the terms of the plan in effect for employees hired between January 1, 2000 and December 31, 2004 and Mr. Minnich participates under the terms of the plan in effect for employees hired after January 1, 2005. The accumulated benefit an employee earns over his or her career with the company is payable starting after retirement on a monthly basis. The normal retirement age as defined in the SRP is 65. Employees may retire as early as age 55 under the terms of the plan. The reduction to pensions that commence prior to age 65 is described on page 41 of this Proxy Statement. Mr. Driesse is eligible for undiscounted early retirement and Mr. Maffeo is currently eligible for discounted early retirement. Employees vest in the ITT Salaried Retirement Plan after five years of eligibility service.

Benefits under the SRP are subject to the limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code in effect as of December 31, 2006. Section 415 limits the amount of annual pension payable from a qualified plan. For 2006 this limit is $175,000 per year for a single life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2006 this limit is $220,000.

Since federal law limits the amount of benefits paid under and the amount of compensation recognized under tax-qualified retirement plans, the Company maintains the unfunded ITT Excess Pension Plan which is not qualified for tax purposes. The purpose of the ITT Excess Pension Plan is to restore benefits calculated under the SRP formula which can not be paid because of the IRS limitations noted above.

Additionally, Mr. Loranger has a Special Pension Arrangement which is described on page 48 of this Proxy Statement.

No pension benefits were paid to any of the named executives in the last fiscal year.

The Company has not granted any extra years of service to any employee under either the SRP or the Excess Pension Plan. In the event of a Change of Control, certain extra years of service may be allowed in accordance with the terms of the Special Senior Executive Severance Pay Plan described on page 43 to 44 of this Proxy Statement.

2006 Pension Benefits

				Present Value
			Present Value	of Accumulated
			of Accumulated	Benefit at
		Number of	Benefit at	Earliest
		Years	Normal	Undiscounted	Payments
		Credited	Retirement Age	Retirement	During Last
Name	Plan Name	Service	($)(1)	Age(2)	Fiscal Year
(a)	(b)	(#)(c)	(d)	($) (e)	($) (f)

Steven R. Loranger	ITT Salaried Retirement Plan	2.51	42,652	42,652	0
	ITT Excess Pension Plan	2.51	368,885	368,885	0
	Special Pension Arrangement(3)	2.51	1,215,197	1,215,197	0
George E. Minnich	ITT Salaried Retirement Plan	1.50	29,253	29,253	0
	ITT Excess Pension Plan	1.50	85,109	85,109	0
Henry J. Driesse(2)	ITT Salaried Retirement Plan	25.95	909,992	1,067,347	0
	ITT Excess Pension Plan	25.95	3,089,892	3,624,193	0
Steven F. Gaffney	ITT Salaried Retirement Plan	8.54	127,990	191,421	0
	ITT Excess Pension Plan	8.54	240,482	359,663	0
Vincent A. Maffeo(2)	ITT Salaried Retirement Plan	29.49	680,958	1,018,435	0
	ITT Excess Pension Plan	29.49	1,960,033	2,931,406	0

(1)	The accumulated benefit is based on service and earnings (base salary and bonus or AIP payment) considered by the plans for the period through December 31, 2006. The amounts reported in column (d) represent the actuarial present value of the accumulated benefit at December 31, 2006, for the named executives under each plan based upon actuarial factors and assumptions set forth in Note 19 to the Company’s Notes to Consolidated Financial Statements in the 2006 Form 10-K where the retirement age is assumed to be normal retirement age as defined in the applicable plan.

(2)	The amounts reported in column (e) represent the actuarial present value of the accumulated benefit at December 31, 2006, for the named executives under each plan based upon actuarial factors and assumptions set forth in Note 19 to the Company’s Notes to Consolidated Financial Statements in the 2006 Form 10-K where the retirement age is assumed to be the earliest age at which the individual can receive undiscounted early retirement benefits.

(3)	Mr. Loranger’s Special Pension Arrangement is described in detail in this Proxy Statement at page 48. Mr. Loranger received a special pension arrangement in connection with his employment agreement to reflect the pension benefit with prior employers he agreed to forego when he entered into his employment agreement with the Company.

ITT Deferred Compensation Plan

The ITT Deferred Compensation Plan permits eligible executives with a base salary of at least $200,000 to defer all or a portion of their AIP payment. The ITT Deferred Compensation Plan is a tax deferral plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and will rank with other unsecured and unsubordinated indebtedness of the Company.

Participants can elect to have their account balances allocated into one or more of the 26 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant. A participant can establish up to three “accounts” into which AIP payment deferrals are credited and he or she can elect a different form of payment and a different payment commencement date for each “account.” Each Special Purpose and Retirement Account may have different investment and payment options.

All elections to defer under the ITT Deferred Compensation Plan are irrevocable except in the case of demonstrated hardship. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least 5 years. Additionally, Retirement Account distribution elections are irrevocable.

The table below shows the activity within the Deferred Compensation Plan for the Named Executive Officers for 2006.

2006 Nonqualified Deferred Compensation(1)

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions	Aggregate	Withdrawals/	Balance at
	in Last FY	in Last	Earnings in	Distributions	Last FYE
Name	($)(2)	FY ($)(3)	Last FY ($)	($)	($)(4)
Steven R. Loranger
Non-qualified savings	45,600	26,600	5,162	0	158,180
Deferred Compensation	1,363,500	0	337,048	0	2,788,603
Total	1,409,100	26,600	342,210	0	2,946,783
George E. Minnich
Non-qualified savings	14,298	8,341	284	0	22,923
Deferred Compensation	237,500	0	26,118	0	263,618
Total	251,798	8,341	26,402	0	286,541
Henry J. Driesse
Non-qualified savings	17,760	10,360	6,725	0	169,667
Deferred Compensation	700,000	0	264,503	0	2,094,412
Total	717,760	10,360	271,228	0	2,264,079
Steven F. Gaffney
Non-qualified savings	946	552	1,292	0	28,996
Deferred Compensation	0	0	0	0	0
Total	946	552	1,292	0	28,996
Vincent A. Maffeo
Non-qualified savings	12,984	7,574	11,134	0	264,160
Deferred Compensation	0	0	40,468	0	331,605
Total	12,984	7,574	51,602	0	595,765

(1)	Non-qualified savings represent amounts in the ITT Excess Savings Plan. Deferred Compensation earnings under the ITT Deferred Compensation Plan are calculated by reference to actual earnings of mutual funds or ITT stock as provided in the accompanying chart.

(2)	Participants may defer all or part of their AIP payment. The AIP amount deferred is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(3)	The amounts in this column are also included in the Summary Compensation Table on page 50, in the All Other Compensation column as a portion of the 401(k) match or match into the Company’s Excess Savings Plan.

(4)	Includes the non-qualified deferred compensation account and non-qualified savings plan account.

The table below shows the funds available under the ITT Deferred Compensation Plan, as reported by the administrator and their annual rate of return for the calendar year ended December 31, 2006.

	Rate of		Rate of
	Return		Return
	1/1/06–		1/1/06–
Name of Fund	12/31/06	Name of Fund	12/31/06
Fixed Rate Option (7.15% for 2006)(1)	7.15%	American Funds Growth Fund of America R4 (RGAEX)	10.90%
JPMorgan Prime Money Market Fund (VPMXX)	4.72%	Oppenheimer Global Fund (OPPAX)	17.38%
PIMCO Short-Term Institutional (PTSHX)	4.50%	Hotchkis and Wiley Mid-Cap Value A (HWMAX)	16.30%
Managers Intermediate Duration Govt (MGIDX)	4.60%	Artisan Mid Cap (ARTMX)	9.65%
Vanguard Total Bond Index (VBMFX)	4.27%	American Century Small Cap Value (ASVIX)	15.52%
Western Asset Core Fl (WAPIX)	6.00%	Baron Small Cap (BSCFX)	11.83%
American Funds American Balanced R4 (RLBEX)	11.80%	Vanguard Developed Markets Index (VDMIX)	26.18%
UBS Global Allocation Y (BPGLX)	13.86%	Julius Baer International Equity A (BJBIX)	31.75%
American Century Real Estate Inv (REACX)	34.69%	First Eagle Overseas A (SGOVX)	22.29%
Vanguard 500 Index (VFINX)	15.64%	Neuberger Berman High Income Bond Inv (NBHIX)	8.00%
American Century Equity Income Inv (TWEIX)	19.45%	Bernstein Emerging Markets Value (SNEMX)	28.89%
Legg Mason Value Trust — Financial Intermediary (LMVFX)	6.60%	ABN AMRO/Veredus SciTech N (AVSTX)	0.40%
Dodge & Cox Stock (DODGX)	18.53%	ITT Corporation Stock Fund (ITT)	11.40%

(1)	The Fixed Rate Option 7.15% rate is an above market rate. The rate is not subsidized by the Company, but rather is a rate based on guaranteed contractual returns from the insurance company provider.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The Potential Post-Employment Compensation tables below reflect the amount of compensation to each of the Named Executive Officers in the event of employment termination under several different circumstances, including voluntary termination, termination for cause, death, disability, termination without cause or Change of Control. Messrs. Minnich, Driesse, Gaffney and Maffeo are covered under the Senior Executive Severance Pay Plan or Special Senior Executive Severance Pay Plan (applicable to Change of Control) described on pages 42 to 45 of the Proxy Statement. Mr. Loranger is covered under the Loranger Employment Agreement, described on pages 46 to 48 of this Proxy Statement and does not participate in any severance plans.

The amounts shown in the tables are estimates (or the present value of the ITT Excess Pension Plan which may be paid in continuing annuity payments), assume that the triggering event was effective as of December 31, 2006, include amounts which would be earned through such date (or which would be earned during a period of severance) and where applicable, are based on the ITT closing stock price on December 29, 2006, the last trading day of 2006, which was $56.82. The actual amounts to be paid out can only be determined at the time of such executive’s separation from ITT.

For purposes of calculating the estimated potential payments to our officers under the Excess Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes set forth under Note 19 to our Financial Statements for the year ended December 31, 2006, on pages F-25 to F-28, and Management’s Discussion and Analysis on pages 28 to 30, of the Company’s Annual Report on Form 10-K. The calculations assume a discount rate of 6.00% and also take into account the UP 1994 Mortality Table projected to 2010 except as noted in the footnotes.

Payments and Benefits Provided Generally to Salaried Employees:  The amounts shown in the tables below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Regular pension benefits under the ITT Salaried Retirement Plan;

•	Health care benefits provided to all retirees under the ITT Salaried Retirement Plan, including retiree medical and dental insurance. Employees who terminate prior to retirement are eligible for continued benefits under COBRA; and

•	Distributions of plan balances under the ITT Salaried Investment and Savings Plan.

No perquisites are available to any named executive officers in any of the post-employment compensation circumstances.

Potential Post-Employment Compensation

Projected values as of 12/31/2006	Steven R. Loranger
					Termination
					Not for Cause
	Voluntary				or With Good
	Termination/			Termination	Reason After
	Termination			Without	Change of
Benefit	For Cause	Death	Disability	Cause	Control
(a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)
Cash Severance(1)
Salary	0	0	0	2,000,000	3,000,000
AIP Awards	0	0	0	2,200,000	4,090,500
Total	0	0	0	4,200,000	7,090,500
Unvested LTIP Unit Awards(2)
2005-2007 LTIP Units Awards	0	2,250,000	2,250,000	2,250,000	4,500,000
2006-2008 LTIP Units Awards	0	2,500,000	2,500,000	2,500,000	5,000,000
Total	0	4,750,000	4,750,000	4,750,000	9,500,000
Unvested Equity Awards(3)
6/28/04 Stock Option	0	3,825,000	3,825,000	3,825,000	3,825,000
6/28/04 Restricted Stock Units	0	14,441,275	14,441,275	14,441,275	14,441,275
3/8/05 Stock Options	0	2,260,012	2,260,012	2,260,012	2,260,012
3/6/06 Stock Option	0	346,154	346,154	0	346,154
3/6/06 Restricted Stock	0	1,346,975	1,346,975	1,272,143	1,346,975
Total	0	22,219,416	22,219,416	21,798,430	22,219,416
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(4)	0	0	0	0	0
Special Pension Arrangement(5)	0	1,215,197	1,215,197	1,215,197	6,738,333
ITT Excess Savings Plan(6)	0	30,681	30,681	0	0
Total	0	1,245,878	1,245,878	1,215,197	6,738,333
Other Benefits
Health & Welfare, Disability and Life Insurance(7)	0	0	0	12,617	13,371
280(g) Tax Gross-Ups(8)	0	0	0	0	14,461,113
Total	0	0	0	12,617	14,474,484
Total(1)	0	28,215,294	28,215,294	31,976,244	60,022,733

(b) If Mr. Loranger voluntarily terminates without good reason or for cause prior to the normal retirement age of 65, he is entitled only to his base salary through the date of termination. He has no further rights to any compensation or any other benefits not vested prior to his termination date.

(c) and (d) If Mr. Loranger terminates due to death or disability, Mr. Loranger, or his estate, is entitled to receive his 1) base salary and any 2) earned but unpaid AIP award payment for any calendar year preceding the year of termination plus a 3) pro rata payment of the target AIP and outstanding LTIP award or phantom LTIP award based on the number of days elapsed during the applicable performance period or the such greater amount as may be provided under the LTIP.

(e) Termination without cause includes termination by Mr. Loranger for good reason as described on pages, 47 to 48 of this Proxy Statement.

(1)	In accordance with the Steven R. Loranger Employment Agreement described at pages 46 to 48 of this Proxy Statement, the Company will pay Mr. Loranger, within five days, a lump-sum payment of any earned but unpaid base salary through the termination date, any earned but unpaid AIP award payment for the calendar year preceding the year termination occurs, a pro rata target AIP award payment for the year of termination based on days elapsed (the “accrued obligations”) plus cash severance the amount of two times salary and two times the target AIP award in twenty-four installments over two years. If Mr. Loranger is terminated without cause at the end of an employment term, Mr. Loranger receives one times his base salary plus his target bonus payable in twelve equal installments. In the event of a Change of Control, Mr. Loranger will receive the accrued obligations plus a lump-sum payment of severance pay equal to the sum of three times his base salary and three times an amount equal to Mr. Loranger’s highest AIP paid at any time during the three years prior to a Change of Control. Cash severance after a Change of Control will be paid as a lump sum. If Mr. Loranger is terminated for cause any AIP award is forfeited.

(2)	In the event of termination without cause, the Company will pay Mr. Loranger a pro rata portion of the LTIP award based on the termination date plus severance period. In the event of a Change of Control, the Company will pay Mr. Loranger the LTIP awards at 200%, the plan maximum.

(3)	In accordance with the Steven R. Loranger Employment Agreement, stock options and restricted stock units granted on 6/28/04 vest in full in all cases except for voluntary termination or termination for cause. All other equity awards vest according to the terms described on pages 36 to 37 of this Proxy Statement.

(4)	Mr. Loranger is not yet vested in the ITT’s Excess Pension Plan. Mr. Loranger is covered by the Special Pension Arrangement described on pages 48 of this Proxy Statement.

(5)	The Special Pension Arrangement amounts reflect the present value of 40% of the benefit payable at age 57, the age at which Mr. Loranger is first eligible for the special pension amounts in columns (c), (d) and (e). The Special Pension Arrangement is described in more detail on page 48 of this Proxy Statement. In the event of a Change of Control, Mr. Loranger is entitled to an immediate lump-sum payment equal to the actuarial present value of the special pension upon his termination of employment by the Company without cause, or by Mr. Loranger with good reason in either case upon or following a Change of Control.

(6)	ITT Excess Savings Plan amounts reflect credits in addition to any currently vested amount. Vesting is accelerated only in the event of death or disability.

(7)	In accordance with Mr. Loranger’s employment agreement, in the event of disability or termination without cause the Company will pay life benefit premiums for two years and excess disability premiums for two years and in the event of a Change of Control the Company will pay life benefits for three years.

(8)	Amounts in column (f) assume termination occurs immediately upon a Change of Control based on the Company’s 12/29/06 closing stock price of $56.82.

Potential Post-Employment Compensation

Projected values as of 12/31/2006	George E. Minnich
	Voluntary				Termination Not for
	Termination /			Termination	Cause or With Good
	Termination For			Without	Reason After Change
Benefit	Cause	Death	Disability	Cause	of Control
(a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)
Cash Severance(1)
Salary	0	0	0	960,000	1,440,000
AIP Awards	0	0	0	0	1,425,000
Additional Payment	0	0	0	515,000	0
Total	0	0	0	1,475,000	2,865,000
Unvested LTIP Unit Awards(2)
2005-2007 LTIP Units Awards	0	500,000	500,000	500,000	1,000,000
2006-2008 LTIP Units Awards	0	550,000	550,000	550,000	1,100,000
Total	0	1,050,000	1,050,000	1,050,000	2,100,000
Unvested Equity Awards(3)
7/1/05 Restricted Stock	0	1,136,400	1,136,400	1,136,400	1,136,400
7/1/05 Stock Option	0	377,500	377,500	377,500	377,500
3/6/06 Stock Option	0	76,155	76,155	0	76,155
3/6/06 Restricted Stock	0	296,316	296,316	279,854	296,316
Total	0	1,886,371	1,886,371	1,793,754	1,886,371
Retirement Benefits
ITT Excess Pension Plan(4)	0	0	0	0	0
ITT Excess Savings Plan(5)	0	5,791	5,791	21,096	54,743
Total	0	5,791	5,791	21,096	54,473
Other Benefits
Health & Welfare and Life Insurance(6)	0	0	0	0	3,307
Outplacement(7)	0	0	0	75,000	75,000
280(g) Tax Gross-Ups(8)	0	0	0	0	2,498,293
Total	0	0	0	75,000	2,576,600
Total(1)	0	2,942,162	2,942,162	4,414,850	9,482,444

(1)	Mr. Minnich is covered under the Company’s Senior Executive Severance Pay Plan, but under the terms of the Minnich Letter Agreement he will receive a severance benefit equal to two years of base salary if terminated other than for cause. Additionally, during the first three years of employment, if terminated other than for cause, the Company will pay Mr. Minnich an additional $515,000 in 24 installments over 2 years. In the event of a Change of Control, Mr. Minnich is covered under the Company’s Special Senior Executive Severance Pay Plan described on page 43 to 44 of this Proxy Statement and would be paid, under the terms of the plan, a lump-sum payment equal to three times his current salary plus three times the highest AIP award paid in the three years prior to a Change of Control.

(2)	If Mr. Minnich voluntarily terminates (prior to retirement) or is terminated for cause, any LTIP award is forfeited. If Mr. Minnich dies or becomes disabled Mr. Minnich or his estate receives LTIP awards at target payable at the end of the performance period. If Mr. Minnich is terminated without cause, he receives a pro-rata portion of the LTIP awards at the end of the performance period based on his termination date plus the severance period. Mr. Minnich’s unvested LTIP awards are payable under the terms of the Senior Executive and Special Senior Executive Severance Pay Plans described on pages 42 to 44 of this Proxy Statement. Amounts shown in column (e) are at target and in column (f) are at 200% of target. LTIP awards are payable in a lump sum at 200% upon a Change of Control.

(3)	Unvested equity awards reflect the market value of stock and in-the-money value of options based on the Company’s 12/29/06 closing stock price of $56.82. In the event of termination after a Change of Control, unvested equity awards vest immediately.

(4)	Mr. Minnich is not yet vested in the ITT Excess Pension Plan.

(5)	No additional ITT Excess Savings Plan payments are made in the event of voluntary termination, termination for cause, death or disability. Additional Company contributions which would be made during the severance period as provided in the Senior Executive Severance Pay Plan described at pages 42 to 43 of this Proxy Statement and an additional cash payment representing Company contributions which would be made following a Change of Control in accordance with the provisions of the Special Senior Executive Severance Pay Plan described at pages 43 to 44 of this Proxy Statement are included in the amounts shown. Amounts shown for death or disability reflect the accelerated vesting as provided under the Plan.

(6)	In the event of disability, or termination without cause the Company will pay life benefit premiums for two years and in the event of a Change of Control the Company will pay life benefits for three years.

(7)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement. Amounts shown in columns (e) and (f) are based upon a current competitive bid.

(8)	Assumes termination occurs immediately upon a Change of Control based on the Company’s 12/29/06 closing stock price of $56.82.

Potential Post-Employment Compensation

Projected values as of 12/31/2006
	Henry J. Driesse
	Voluntary				Termination Not
	Termination/			Termination	for Cause or With
	Termination For			Without	Good Reason After
Benefit	Cause	Death	Disability	Cause	Change of Control
(a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)
Cash Severance(1)
Salary	0/0	0	0	1,040,000	1,560,000
AIP Awards	0/0	0	0	0	2,100,000
Total	0/0	0	0	1,040,000	3,660,000
Unvested LT1P Unit Awards(2)
2005-2007 LTIP Units Awards	358,267/0	537,400	537,400	537,400	1,074,800
2006-2008 LTIP Units Awards	200,000/0	600,000	600,000	600,000	1,200,000
Total	558,267/0	1,137,400	1,137,400	1,137,400	2,274,800
Unvested Equity Awards(3)
3/8/05 Stock Option(4)	329,881/0	539,806	539,806	539,806	539,806
10/1/05 Restricted Stock(5)	355,125/0	1,136,400	1,136,400	1,136,400	1,136,400
3/6/06 Stock Option(4)	23,077/0	83,077	83,077	23,077	83,077
3/6/06 Restricted Stock(5)	89,791/0	323,249	323,249	305,291	323,249
Total	797,874/0	2,082,532	2,082,532	2,004,574	2,082,532
Retirement Benefits
ITT Excess Pension Plan(6)	3,764,903/0	2,823,577	N/A	3,969,768	8,145,726
ITT Excess Savings Plan(7)	0/0	0	0	21,000	54,600
Total	3,764,903/0	2,823,577	0	3,990,768	8,200,326
Other Benefits
Health & Welfare and Life Insurance(8)	0/0	0	0	0	3,605
Outplacement(9)	0/0	0	0	75,000	75,000
280(g) Tax Gross-Ups(10)	0/0	0	0	0	3,981,785
Total	0/0	0	0	75,000	4,060,390
Total(1)	5,121,044/0	6,043,509	3,219,932	8,247,742	20,278,048

(1)	Mr. Driesse is covered under the Company’s Senior Executive Severance Pay Plan. Under that plan, described on pages 42 to 43 of this Proxy Statement, the Company will pay a severance benefit equal to two years of base salary if terminated other than for cause. In the event of a Change of Control, Mr. Driesse is covered under the Company’s Special Senior Executive Severance Pay Plan, described on pages 43 to 44 of this Proxy Statement, and under the terms of the plan, would be paid a lump sum payment equal to three times his current salary plus three times the highest AIP award paid in the three years prior to a Change of Control.

(2)	Because Mr. Driesse is eligible for early retirement, he receives a pro-rata portion of LTIP target awards based on award agreement. Should Mr. Driesse be terminated for cause he would receive no LTIP payment. In the event of death or disability he would receive LTIP target awards payment and in the event of termination without cause he would receive a pro rata portion of the LTIP target awards payment based on the termination date plus the severance period. In the preceding cases LTIP payment is made at the end of the performance period. In the event of a Change of Control Mr. Driesse would immediately receive lump sum LTIP awards payment at the maximum payout of 200%.

(3)	Unvested equity awards reflect the market value of stock and in-the-money value of options based on the Company’s 12/29/06 closing stock price of $56.82.

(4)	Because Mr. Driesse is eligible for early retirement, in the event of voluntary termination or termination without cause a pro-rata portion of the options vest and are exercisable for the earlier of five years or the original term as described in detail on page 37 of this Proxy Statement. In the event of termination for cause stock option awards are forfeited. In the event of death the stock options vest immediately and are exercisable for the earlier of three years or the original term and in the event of disability stock options vest immediately and are exercisable for the earlier of five years or the original term. Should Mr. Driesse be terminated without cause, stock options expire at the end of the severance period (for the purposes of this disclosure, Mr. Driesse’s 2005 stock option award is assumed to vest on March 8, 2008). In the event of termination after a Change of Control stock options vest immediately.

(5)	Because Mr. Driesse is eligible for early retirement, a pro-rata portion of his restricted stock vests should Mr. Driesse voluntarily terminate and retire. Should Mr. Driesse be terminated for cause the restricted stock award is forfeited. In the event Mr. Driesse dies or becomes disabled 100% of the restricted stock awards vest immediately. If Mr. Driesse is terminated without cause 100% of the 10/1/05 restricted stock award vests and a pro-rata portion of the 3/6/06 restricted stock award vests at the end of the severance period. In the event of a Change of Control, the restricted stock awards vest immediately.

(6)	Column (b) amounts reflect the present value of the annual benefit payable under the ITT Excess Pension Plan, assuming a 12/31/2006 retirement date. Column (c) provides the value of the benefit payable to Mr. Driesse’s beneficiary upon death. Column (d) is inapplicable because disability would not impact retirement benefits. Column (e) provides the present value of the benefit payable by the Company following the end of the two year severance period provided in the Senior Executive Severance Pay Plan described on pages 42 to 43 of this Proxy Statement, discounted for interest to 12/31/2006. Column (f) provides the lump sum payable by the Company in accordance with the Special Senior Executive Severance Pay Plan in the event of a Change of Control.

(7)	No additional ITT Excess Savings Plan payments are made in the event of voluntary termination, termination for cause, death or disability. Amounts in columns (e) and (f) reflect amounts payable by the Company as additional contributions during the two year severance period as provided in the Senior Executive Severance Pay Plan described on pages 42 to 43 of this Proxy Statement and the additional cash payment representing Company contributions which would be made following a Change of Control as described in the Special Senior Executive Pay Plan on pages 43 to 44 of this Proxy Statement.

(8)	In the event of disability, or termination without cause the Company will pay life benefit premiums for two years and in the event of a Change of Control the Company will pay life benefits for three years.

(9)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement. Amounts shown in columns (e) and (f) are based upon a current competitive bid.

(10)	Assumes termination occurs immediately upon a Change of Control based on the Company’s 12/29/06 closing stock price of $56.82.

Potential Post-Employment Compensation

Projected values as of 12/31/2006	Steven F. Gaffney
	Voluntary				Termination Not for
	Termination/			Termination	Cause or With
	Termination For			Without	Good Reason After
Benefit	Cause	Death	Disability	Cause	Change of Control
(a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)
Cash Severance(1)
Salary	0	0	0	602,083	1,275,000
AIP Awards	0	0	0	0	1,476,000
Total	0	0	0	602,083	2,751,000
Unvested LTIP Unit Award(2)
2005-2007 LTIP Units Awards	0	387,300	387,300	387,300	774,600
2006-2008 LTIP Units Awards	0	450,000	450,000	362,500	900,000
Total	0	837,300	837,300	749,800	1,674,600
Unvested Equity Awards(3)
3/8/2005 Stock Option	0	174,033	174,033	174,033	174,033
10/3/2005 Stock Option	0	0	0	0	0
10/3/2005 Restricted Stock	0	681,840	681,840	681,840	681,840
3/6/2006 Stock Option	0	70,674	70,674	47,116	70,674
3/6/2006 Restricted Stock	0	242,451	242,451	195,308	242,451
Total	0	1,168,998	1,168,998	1,098,297	1,168,998
Retirement Benefits
ITT Excess Pension Plan(4)	261,726	117,177	N/A	418,008	1,170,037
ITT Excess Savings Plan(5)	0	0	0	10,165	44,625
Total	261,726	117,177	0	428,173	1,214,662
Other Benefits
Health & Welfare and Life Insurance(6)	0	0	0	0	3,207
Outplacement(7)	0	0	0	75,000	75,000
280(g) Tax Gross-Ups(8)	0	0	0	0	2,346,917
Total	0	0	0	75,000	2,425,124
Total(1)	261,726	2,123,475	2,006,298	2,953,353	9,234,384

(1)	Mr. Gaffney is covered under the Company’s Senior Executive Severance Pay Plan and the Company will pay a severance benefit equal to 17 months of salary based on 8 years of employment paid in 17 monthly installments in the event of termination without cause as described on pages 42 to 43 of this Proxy Statement. In the event of a Change of Control, Mr. Gaffney is covered under the Company’s Special Senior Executive Severance Pay Plan described on pages 43 to 44 of this Proxy Statement and, under the terms of the plan, would be paid a lump sum payment equal to three times Mr. Gaffney’s current salary plus three times the highest AIP award paid in the three years prior to a Change of Control.

(2)	If Mr. Gaffney voluntarily terminates or is terminated for cause, any LTIP award is forfeited. If Mr. Gaffney dies or becomes disabled Mr. Gaffney or his estate receives the LTIP awards at target payable at the end of the performance period. If Mr. Gaffney is terminated without cause, he receives a pro-rata portion of the LTIP awards at the end of the performance period based on his termination date plus the severance period. Mr. Gaffney’s unvested LTIP awards are payable under the terms of the Senior Executive and Special Senior Executive Severance

Pay Plans described on pages 42 to 44 of this Proxy Statement. LTIP awards are payable in a lump sum at 200% of target upon a Change of Control. LTIP Awards shown in column (e) are at target and in column (f) are at 200% of target.

(3)	Unvested equity awards reflect the market value of stock and in-the-money value of options based on the Company’s 12/29/06 closing stock price of $56.82. Unvested equity awards are covered under the stock and restricted stock award agreements described on pages 36 to 37 of this Proxy Statement. In the event of termination after a Change of Control, unvested equity awards vest immediately. Mr. Gaffney’s 10/3/2005 stock option awards were not in the money as of 12/31/2006.

(4)	Amounts provided with respect to Retirement Benefits payments for Mr. Gaffney reflect the present value of the current annual accrued benefit payable at 55, the earliest age at which Mr. Gaffney could receive payment. Column (b) amounts reflect the present value of the annual benefit payable by the Company under the ITT Excess Pension Plan, assuming a 12/31/2006 termination date. Column (c) provides the value of the benefit payable to Mr. Gaffney’s beneficiary upon death. Column (d) is inapplicable because disability would not impact Retirement Benefits. Column (e) provides the present value of the benefit payable by the Company following the end of the 17 month severance period provided in the Senior Executive Severance Pay Plan described on pages 42 to 43 of this Proxy Statement, discounted for interest to 12/31/2006. Column (f) provides the lump sum payable by the Company in accordance with the Special Senior Executive Severance Pay Plan in the event of a Change of Control.

(5)	No additional ITT Excess Savings Plan payments are made in the event of voluntary termination, termination for cause, death or disability. Amounts in columns (e) and (f), with respect to the ITT Excess Savings Plan, reflect amounts payable by the Company as additional contributions during the 17 month severance period as provided in the Senior Executive Severance Pay Plan described on pages 42 to 43 of this Proxy Statement and the additional cash payment representing Company contributions which would have been made following a Change of Control as described in the Special Senior Executive Pay Plan on pages 43 to 44 of this Proxy Statement.

(6)	In the event of disability, or termination without cause the Company will pay life benefit premiums for 17 month and in the event of a Change of Control the Company will pay life benefits for three years.

(7)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement. Amounts shown in columns (e) and (f) are based upon a current competitive bid.

(8)	Assumes termination occurs immediately upon a Change of Control based on the Company’s 12/29/06 closing stock price of $56.82.

Potential Post-Employment Compensation

Projected values as of 12/31/2006	Vincent A. Maffeo
	Voluntary				Termination Not
	Termination/			Termination	for Cause or With
	Termination For			Without	Good Reason After
Benefit	Cause	Death	Disability	Cause	Change of Control
(a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)
Cash Severance(1)
Salary	0/0	0	0	880,000	1,320,000
AIP Awards	0/0	0	0	0	1,200,000
Total	0/0	0	0	880,000	2,520,000
Unvested LTIP Unit Awards(2)
2005-2007 LTIP Units Awards	249,933/0	374,900	374,900	374,900	749,800
2006-2008 LTIP Units Awards	133,333/0	400,000	400,000	400,000	800,000
Total	383,266/0	774,900	774,900	774,900	1,549,800
Unvested Equity Awards(3)
3/8/2005 Stock Option(4)	230,140/0	376,593	376,593	376,593	376,593
3/6/2006 Stock Option(4)	15,385/0	55,385	55,385	15,385	55,385
3/6/2006 Restricted Stock(5)	59,866/0	215,518	215,518	203,545	215,518
Total	305,391/0	647,496	647,496	595,523	647,496
Retirement Benefits
ITT Excess Pension Plan(6)	4,470,424/0	3,007,816	N/A	4,886,479	6,934,684
ITT Excess Savings Plan(7)	0/0	0	0	15,400	46,200
Total	4,470,424/0	3,007,816	0	4,901,879	6,980,884
Other Benefits
Health & Welfare and Life Insurance(8)	0/0	0	0	0	3,108
Outplacement(9)	0/0	0	0	75,000	75,000
280(g) Tax Gross-Ups(10)	0/0	0	0	0	0
Total	0/0	0	0	75,000	78,108
Total	5,159,081/0	4,430,212	1,422,396	7,227,302	11,776,288

(1)	Mr. Maffeo is covered under the Company’s Senior Executive Severance Pay Plan. The Company will pay a severance benefit equal to two years of base salary if terminated other than for cause, as described on pages 42 to 43 of this Proxy Statement. In the event of a Change of Control, Mr. Maffeo is covered under the Company’s Special Senior Executive Severance Pay Plan described on pages 43 to 44 of this Proxy Statement and, under the terms of the plan, the Company would pay a lump sum payment equal to three times Mr. Maffeo’s current salary plus three times the highest AIP award payment paid in the three years prior to a Change of Control.

(2)	Because Mr. Maffeo is eligible for early retirement, he receives a pro-rata portion of LTIP target awards based on the award agreement. Should Mr. Maffeo be terminated for cause he would receive no payment. In the event of death or disability he receives LTIP awards at target and in the event of termination without cause he would receive a pro-rata portion of the LTIP target awards based on the termination date plus the severance period. In the preceding cases payment is made at the end of the performance period. In the event of a Change of Control, Mr. Maffeo would immediately receive lump sum LTIP awards at the maximum payout of 200%.

(3)	Amounts in Unvested Equity Awards reflect market value of stock and in-the-money value of options based on a 12/29/06 closing price of $56.82.

(4)	Because Mr. Maffeo is eligible for early retirement in the event of voluntary termination or termination without cause, a pro-rata portion of the stock options vest and are exercisable for the earlier of five years or the original term as described in detail on page 37 of this Proxy Statement. In the event of termination for cause, stock option awards are forfeited. In the event of death, the stock options awards vest immediately and are exercisable for the earlier of three years or the original term and in the event of disability the stock option awards vest immediately and are exercisable for the earlier of five years or the original term. Should Mr. Maffeo be terminated without cause without retirement, stock option awards expire at the end of the severance period (for the purposes of this chart, Mr. Maffeo’s 2005 stock option award is assumed to vest on March 8, 2008). In the event of termination after a Change of Control, the stock option awards vest immediately.

(5)	Because Mr. Maffeo is eligible for early retirement, a pro-rata portion of his restricted stock vests should Mr. Maffeo voluntarily terminate and retire. Should Mr. Maffeo be terminated for cause the restricted award is forfeited. In the event Mr. Maffeo dies or becomes disabled 100% of the restricted stock awards vest immediately. If Mr. Maffeo is terminated without cause a pro-rata portion of the 3/6/06 restricted stock award vests at the end of the severance period. In the event of a Change of Control, restricted stock awards vest immediately.

(6)	Column (b) amounts reflect the present value of the annual benefit payable under the ITT Excess Pension Plan, assuming a 12/31/2006 retirement date. Column (c) provides the value of the benefit payable to Mr. Maffeo’s beneficiary upon death. Column (d) is inapplicable because disability would not impact retirement benefits. Column (e) provides the present value of the benefit payable by the Company following the end of the two year severance period provided in the Senior Executive Severance Pay Plan described on pages 42 to 43 of this Proxy Statement, discounted for interest to 12/31/2006. Column (f) provides the lump sum payable by the Company in accordance with the Special Senior Executive Severance Pay Plan in the event of a Change of Control.

(7)	No additional ITT Excess Savings Plan payments are made in the event of voluntary termination, termination for cause, death or disability. Amounts in columns (e) and (f) reflect amounts payable by the Company as additional contributions during the two year severance period as provided in the Senior Executive Severance Pay Plan described on pages 42 to 43 of this Proxy Statement and the additional cash payment representing Company contributions which would have been made following a Change of Control as described in the Special Senior Executive Pay Plan on pages 43 to 44 of this Proxy Statement.

(8)	In the event of disability, death or termination without cause the Company will pay life benefit premiums for two years and in the event of a Change of Control the Company will pay life benefits for three years.

(9)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement. Amounts shown in columns (e) and (f) are based upon a current competitive bid.

(10)	Assumes termination occurs immediately upon a Change of Control based on the Company’s 12/29/06 closing stock price of $56.82. Mr. Maffeo does not meet the 280(g) tax gross-up threshold.

Directions to Tappan Hill

From Connecticut: Merritt Parkway or Interstate 95 South to Westchester (287 West). At Exit 1, bear right onto Route 119 West. Just before second light, bear right onto Benedict Avenue. At fourth light, turn right onto Highland Avenue. (Street runs as Highland to the right, Prospect to the left). At first stop sign you will see Tappan Hill entrance on the left.

From New York City, West Side: West Side Highway becomes Henry Hudson Parkway, which becomes Saw Mill River Parkway. Continue north on Saw Mill to Exit 21W (119 West — Tarrytown). Turn right onto Route 119. Just before fifth light, bear right onto Benedict Avenue. Follow remaining directions from Connecticut.

From New Jersey: Garden State Parkway or Palisades Parkway to Interstate 287/87 South to Tappan Zee Bridge. After toll, take first exit, Route 9 — Tarrytown. At exit traffic light, turn right onto Broadway (Route 9 North). At fourth light, make a right onto Benedict Avenue. At second light, turn left onto Highland Avenue (street runs as Highland to the left and Prospect to the right). At first stop sign you will see Tappan Hill Entrance on the left.

ITT Corporation
4 West Red Oak Lane
White Plains, NY 10604
www.itt.com

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxypush.com/itt
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-416-3854
(United States only)
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. Counsel has advised the Company that the internet and telephone voting procedures meet legal requirements.

Call Toll-Free To Vote • It’s Fast And Convenient (United States only)
1-866-416-3854
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” proposals A and B.

A.	To elect all nine members of the Board of Directors.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01 – Steven R. Loranger, 02 – Curtis J. Crawford,
03 – Christina A. Gold, 04 – Ralph F. Hake,
05 – John J. Hamre, 06 – Raymond W. LeBoeuf,
07 – Frank T. MacInnis, 08 – Linda S. Sanford and
09 – Markos I. Tambakeras.
(INSTRUCTIONS: To withhold authority to vote for any Corporation nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
B.	To ratify the appointment of Deloitte & Touche LLP as ITT Corporation independent auditor for 2007.	☐	☐	☐

I/We plan to attend the Annual meeting (admission ticket attached)	☐
If you agree to access future Proxy Statements and Annual Reports electronically, please mark this box	☐

     S C A N     L I N E

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date	Share Owner sign here	Co-Owner sign here

Annual Meeting of Shareholders
10:30 am, Tuesday, May 8, 2007
Tappan Hill
81 Highland Avenue
Tarrytown, New York
PLEASE PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 8, 2007:
The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Vincent A. Maffeo and Kathleen S. Stolar, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Corporation common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2007 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.
* * * * * * * * * * * * * * * * * *
For participants in the ITT Corporation Investment and Savings Plan for Salaried Employees:
The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The Trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

(Continued, and to be dated and signed on the reverse side.)	ITT CORPORATION P.O. BOX 11005 NEW YORK, N.Y. 10203-0005

To change your address, please mark this box.	☐